                                                                     EXHIBIT 2.1

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                          AGREEMENT AND PLAN OF MERGER

                                      AMONG

                                FLAG FUND V LLC,

                              CA ACQUISITION REIT,

                            CAPITAL AUTOMOTIVE REIT,

                                CALP MERGER L.P.,

                                       AND

                             CAPITAL AUTOMOTIVE L.P.

                          DATED AS OF SEPTEMBER 2, 2005

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                                TABLE OF CONTENTS

                                                                            PAGE
                                                                            ----
ARTICLE I The Mergers....................................................     2

   1.1  The Mergers......................................................     2
   1.2  Declaration of Trust and Bylaws..................................     3
   1.3  Effective Times..................................................     3
   1.4  Closing..........................................................     4
   1.5  Trustees and Officers of the Surviving REIT......................     4
   1.6  Partnership Matters..............................................     4

ARTICLE II Merger Consideration; Effect of Mergers on Shares of Capital
           Stock of the Constituent Companies, Company Share Options and
           Partnership Units.............................................     4

   2.1  Effect on Shares.................................................     4
   2.2  Effect on Partnership Interests..................................     6
   2.3  Exchange of Certificates.........................................     7
   2.4  Withholding Rights...............................................     9
   2.5  Dissenters' Rights...............................................    10
   2.6  Adjustment of Company Common Share Merger Consideration,
        Partnership Merger Consideration or OP LP LLC Membership
        Interests........................................................    10

ARTICLE III Representations and Warranties of the Company................    10

   3.1  Existence; Good Standing; Authority; Compliance with Law.........    10
   3.2  Capitalization...................................................    12
   3.3  Authority Relative to this Agreement; Shareholder Approval.......    14
   3.4  Reports; Financial Statements....................................    15
   3.5  No Undisclosed Liabilities.......................................    16
   3.6  Absence of Changes...............................................    16
   3.7  Consents and Approvals; No Violations............................    17
   3.8  No Default.......................................................    17
   3.9  Litigation.......................................................    18
   3.10 Compliance with Applicable Law...................................    18
   3.11 Properties.......................................................    18
   3.12 Employee Plans...................................................    23
   3.13 Labor Matters....................................................    24
   3.14 Environmental Matters............................................    25
   3.15 Tax Matters......................................................    27
   3.16 Material Contracts...............................................    31
   3.17 Opinion of Financial Advisor.....................................    33
   3.18 Brokers..........................................................    33
   3.19 Takeover Statutes................................................    33
   3.20 Related Party Transactions.......................................    33
   3.21 Investment Company Act of 1940...................................    33
   3.22 Trademarks, Patents and Copyrights...............................    33
   3.23 Insurance........................................................    34
   3.24 Disclosure Controls and Procedures...............................    34

   3.25 Definition of the Company's Knowledge............................    35
   3.26 Proxy Statement; Company Information.............................    35

ARTICLE IV Representations and Warranties of Parent and Merger Sub.......    35

   4.1  Corporate Organization...........................................    35
   4.2  Authority Relative to this Agreement.............................    36
   4.3  Consents and Approvals; No Violations............................    37
   4.4  Litigation.......................................................    37
   4.5  Brokers..........................................................    37
   4.6  Available Funds; Guaranty........................................    37
   4.7  Takeover Statutes................................................    38
   4.8  Ownership of Merger Sub and Merger Partnership; No Prior
        Activities.......................................................    38
   4.9  No Ownership of Company Capital Stock............................    38
   4.10 Proxy Statement..................................................    38

ARTICLE V Conduct of Business Pending the Mergers........................    38

   5.1  Conduct of Business by the Company...............................    38
   5.2  Distribution by Company and Partnership of REIT Taxable Income...    43

ARTICLE VI Covenants.....................................................    43

   6.1  Preparation of the Proxy Statement; Shareholders Meeting.........    43
   6.2  Other Filings....................................................    44
   6.3  Additional Agreements............................................    44
   6.4  No Solicitations.................................................    45
   6.5  Officers' and Directors' Indemnification.........................    46
   6.6  Access to Information; Confidentiality...........................    48
   6.7  Public Announcements.............................................    49
   6.8  Employee Benefit Arrangements....................................    49
   6.9  Certain Tax Matters..............................................    50
   6.10 REIT Opinion.....................................................    50
   6.11 Sale of Properties...............................................    51
   6.12 Equity Raising Property Sales....................................    51
   6.13 Interim Period Dividends.........................................    52

ARTICLE VII Conditions to the Mergers....................................    52

   7.1  Conditions to the Obligations of Each Party to Effect the
        Mergers..........................................................    52
   7.2  Conditions to Obligations of Parent and Merger Sub...............    53
   7.3  Conditions to Obligations of the Company.........................    54
   7.4  Frustration of Closing Conditions................................    54

ARTICLE VIII Termination, Amendment and Waiver...........................    55

   8.1  Termination......................................................    55
   8.2  Effect of Termination............................................    56
   8.3  Fees and Expenses................................................    58
   8.4  Payment of Amount or Expense.....................................    59
   8.5  Amendment........................................................    60
   8.6  Extension; Waiver................................................    60

ARTICLE IX General Provisions............................................    60

   9.1  Notices..........................................................    60
   9.2  Certain Definitions..............................................    62
   9.3  Terms Defined Elsewhere..........................................    63
   9.4  Interpretation...................................................    67
   9.5  Non-Survival of Representations, Warranties, Covenants and
        Agreements.......................................................    67
   9.6  Miscellaneous....................................................    67
   9.7  Assignment; Benefit..............................................    68
   9.8  Severability.....................................................    68
   9.9  Choice of Law/Consent to Jurisdiction............................    68
   9.10 Counterparts.....................................................    68

COMPANY DISCLOSURE SCHEDULE

Section   Title
-------   -----
3.1(c)    Subsidiaries
3.1(e)    Equity or Voting Securities
3.2(b)    Debt Instruments
3.2(c)    Company Stock Rights
3.2(d)    Voting or Transfer Agreements
3.2(e)    Company Share Acquisition Obligations
3.2(f)    Registration Obligations
3.2(g)    List of Holders of Partnership Common Units; Partnership Share
          Acquisition Obligations
3.4       Company SEC Reports
3.5       Undisclosed Liabilities
3.6       Absence of Changes
3.7       Consents and Approvals; No Violations
3.9       Litigation
3.10      Compliance with Applicable Law
3.11(a)   Properties
3.11(b)   Personal Property Transactions
3.11(c)   Title Insurance
3.11(d)   Permits
3.11(e)   Properties: No Violations
3.11(f)   Company Leases
3.11(g)   Performance; Payments
3.11(h)   Lessee Ground Leases
3.11(j)   Option Agreements; Rights of First Refusal
3.11(k)   Reimbursement Agreements
3.11(m)   Third Party Management Agreements
3.11(n)   Participation Agreements
3.11(o)   Notices from Lenders or Insurance Carriers
3.11(p)   Construction or Alterations
3.12(a)   Employee Benefit Plans
3.12(f)   Continuing Coverage
3.12(h)   Effect of REIT Merger on Employee Benefit Plans
3.13(a)   Labor Agreements
3.13(b)   Labor Organizations
3.13(d)   Labor Complaints
3.13(e)   Labor Compliance
3.14      Environmental Matters
3.15(a)   Appeals of Local Tax Assessments
3.15(h)   Tax Extensions
3.15(i)   Tax Sharing Agreements
3.15(j)   Private Letter Rulings
3.15(n)   Tax Protection Agreements
3.16(a)   Material Contracts

3.16(c)   Lending Contracts
3.16(d)   Derivatives
3.16(e)   Continuing Liability
3.20      Related Party Transactions
3.22      Intellectual Property
3.23      Insurance
3.25      Individuals with Company Knowledge
5.1       Permitted Transactions
5.1(c)    Existing Property Transactions; Guidelines
5.1(g)    Corporate Budget
5.1(j)    Change in Employee Benefit Arrangements
6.5(b)    Officers' and Directors' Indemnification
6.8(b)    Employee Benefit Arrangements
6.12(a)   Identified Company Properties
6.12(e)   Sales Guidelines
9.2       Material Tenants

Additional Schedules:

Schedule 2.2(a) Term Sheet for Membership Interest Election

EXHIBITS

Exhibit A   Form of Membership Interest Election

Exhibit B   Form of Guaranty

Exhibit C   Form of REIT Opinion

                          AGREEMENT AND PLAN OF MERGER

     THIS AGREEMENT AND PLAN OF MERGER (this "Agreement"), dated as of September 2, 2005, is by and among Flag Fund V LLC, a Delaware limited liability company ("Parent"), CA Acquisition REIT, a Maryland real estate investment trust ("Merger Sub"), Capital Automotive REIT, a Maryland real estate investment trust (the "Company"), CALP Merger L.P., a Delaware limited partnership (the "Merger Partnership") and Capital Automotive L.P., a Delaware limited partnership (the "Partnership").

                                   WITNESSETH:

     WHEREAS, the parties wish to effect a business combination through a merger of Merger Sub with and into the Company (the "REIT Merger") on the terms and conditions set forth in this Agreement and in accordance with Title 8 of the Corporations and Associations Article of the Annotated Code of Maryland, as amended (the "Maryland REIT Law");

     WHEREAS, the parties also wish to effect a merger of the Merger Partnership with and into the Partnership, immediately following the consummation of the REIT Merger (the "Partnership Merger" and, together with the REIT Merger, the "Mergers"), on the terms and subject to the conditions set forth in this Agreement and in accordance with Section 17-211 of the Delaware Revised Uniform Limited Partnership Act, as amended ("DRULPA");

     WHEREAS, the Company is the sole general partner of the Partnership through which the Company operates its business;

     WHEREAS, as of the date hereof, the Company owns approximately 85% of the common units of limited partnership interest in the Partnership ("Partnership Common Units") as well as 100% of the Series A, Series B, Convertible and Monthly Income Preferred units of limited partnership interest in the Partnership ("Partnership Preferred Units"). The Partnership Common Units and Partnership Preferred Units are collectively referred to herein as "Partnership Units;"

     WHEREAS, the Board of Trustees of the Company (the "Company Board"), upon recommendation of the Special Committee of the Company Board, has approved this Agreement, the REIT Merger and the other transactions contemplated by this Agreement and deems it advisable and in the best interests of the Company shareholders to enter into this Agreement and to consummate the REIT Merger on the terms and conditions set forth herein;

     WHEREAS, Parent, as the sole shareholder of Merger Sub, has approved this Agreement, the REIT Merger and the transactions contemplated by this Agreement pursuant to action taken by unanimous written consent in accordance with the requirements of the Maryland REIT Law and the declaration of trust and bylaws of Merger Sub;

     WHEREAS, the Company, as the sole general partner of the Partnership, has determined that it is advisable and in the best interests of the Partnership and the limited partners of the Partnership for the Partnership to enter into this Agreement and to consummate the Partnership Merger on the terms and conditions set forth herein;

     WHEREAS, prior to the Partnership Merger, the holders of Partnership Common Units other than the Company (the "Minority Limited Partners") may elect, on the terms and conditions specified herein, to receive, in exchange for Partnership Common Units, membership interests ("OP LP LLC Membership Interests") in a newly created Delaware limited liability company ("OP LP LLC") simultaneously with the Partnership Merger (each such Minority Limited Partner, an "Electing Limited Partner"). In the Partnership Merger, any Partnership Common Units held by any Minority Limited Partners not making the foregoing election will be converted into the right to receive cash per Partnership Common Unit (each such Minority Limited Partner, a "Cash-Out Limited Partner") in an amount as described in
Section 2.2(a);

     WHEREAS, Merger Sub, the general partner of Merger Partnership, has approved this Agreement and the Partnership Merger and deems it advisable and in the best interests of the limited partners of Merger Partnership for Merger Partnership to enter into this Agreement and consummate the Partnership Merger on the terms and subject to the conditions set forth herein; and

     WHEREAS, Parent, Partnership, Merger Sub, Merger Partnership and the Company desire to make certain representations, warranties, covenants and agreements in connection with the Mergers, and also to prescribe various conditions to the Mergers.

     NOW, THEREFORE, in consideration of the mutual representations, warranties, covenants and agreements set forth herein, and intending to be legally bound, Parent, Partnership, Merger Sub, Merger Partnership and the Company hereby agree as follows:

                                    ARTICLE I

                                   THE MERGERS

     1.1 The Mergers.

          (a) Subject to the terms and conditions of this Agreement, at the REIT Merger Effective Time (as defined herein), the Company and Merger Sub shall consummate the REIT Merger, pursuant to which (i) Merger Sub shall be merged with and into the Company and the separate corporate existence of Merger Sub shall thereupon cease and (ii) the Company shall be the surviving REIT in the REIT Merger (the "Surviving REIT") and shall become a direct Subsidiary of Parent by virtue of ownership of all of the Company Common Shares, as defined below. The corporate existence of the Company, with all its purposes, rights, privileges, franchises, powers and objects, shall continue unaffected and unimpaired by the REIT Merger and, as the Surviving REIT, it shall be governed by the laws of the State of Maryland.

          (b) Subject to the terms and conditions of this Agreement, and in accordance with Section 17-211 of DRULPA, at the Partnership Merger Effective Time (as defined herein), Merger Partnership and the Partnership shall consummate the Partnership Merger pursuant to which (i) Merger Partnership shall be merged with and into the Partnership and the separate existence of Merger Partnership shall thereupon cease and
     (ii) the Partnership shall be the surviving partnership in the Partnership Merger (the "Surviving Partnership"). The Partnership Merger shall have the effects specified in Section 17-211 of DRULPA.

     1.2 Declaration of Trust and Bylaws.

          (a) The name of the Surviving REIT shall be "Capital Automotive REIT."

          (b) The declaration of trust of the Company, as in effect immediately prior to the REIT Merger Effective Time, shall be the declaration of trust of the Surviving REIT until thereafter amended as provided therein or by Law (as hereinafter defined) (the "Surviving REIT Declaration of Trust").

          (c) The bylaws of the Company, as in effect immediately prior to the REIT Merger Effective Time, shall be the bylaws of the Surviving REIT until thereafter amended as provided by Law, by the Surviving REIT Declaration of Trust or by such bylaws (the "Surviving REIT Bylaws").

          (d) The name of the Surviving Partnership shall be "Capital Automotive L.P."

          (e) The limited partnership agreement of the Partnership, as amended pursuant to the term sheet described in Section 2.2(a) hereof, shall be the limited partnership agreement of the Surviving Partnership until thereafter amended as provided therein or by Law (the "Surviving Partnership Agreement").

     1.3 Effective Times.

          (a) On the Closing Date, Merger Sub and the Company shall duly execute and file articles of merger (the "Articles of Merger") with the State Department of Assessments and Taxation of Maryland (the "SDAT") in accordance with the Maryland REIT Law. The REIT Merger shall become effective upon the filing date of the Articles of Merger with the SDAT (the "REIT Merger Effective Time").

          (b) On the Closing Date, immediately after the REIT Merger Effective Time, the Partnership shall file with the Secretary of State of the State of Delaware (the "DSOS") a certificate of merger (the "Partnership Merger Certificate"), executed in accordance with the applicable provisions of DRULPA, and shall make all other filings or recordings required under DRULPA to effect the Partnership Merger. The Partnership Merger shall become effective after the REIT Merger Effective Time upon such time as the Partnership Merger Certificate has been accepted by the DSOS (the "Partnership Merger Effective Time").

          (c) Unless otherwise agreed, the parties shall cause the REIT Merger Effective Time and the Partnership Merger Effective Time to occur on the Closing Date (as defined below).

     1.4 Closing. The closing of the Mergers (the "Closing") shall occur as promptly as practicable (but in no event later than the second (2nd) Business
Day) after all of the conditions set forth in Article VII (other than conditions that by their terms are required to be satisfied or waived as of the Closing Date (as hereinafter defined)) shall have been satisfied or, to the extent permitted by applicable Law, waived by the party entitled to the benefit of the same (unless extended by the mutual agreement of the parties hereto), and, subject to the foregoing, shall take place at 10:00 a.m., local time, on such date (the "Closing Date"), provided that the Closing Date shall not be earlier than December 1, 2005, at the offices of Blank Rome LLP, 405 Lexington Avenue, 24th Floor, New York, NY 10174, or at such other time and place as mutually agreed to by the parties hereto.

     1.5 Trustees and Officers of the Surviving REIT. The trustees of Merger Sub immediately prior to the REIT Merger Effective Time shall become the trustees of the Surviving REIT as of the REIT Merger Effective Time and the officers of Merger Sub immediately prior to the REIT Merger Effective Time shall become the officers of the Surviving REIT as of the REIT Merger Effective Time, each to hold office in accordance with the Surviving REIT Declaration of Trust and Surviving REIT Bylaws. Resignations shall be tendered for all current trustees of the Company effective upon the REIT Merger Effective Time.

     1.6 Partnership Matters. The Surviving REIT shall be the general partner and OP LP LLC shall be the limited partner of the Surviving Partnership following the Partnership Merger Effective Time.

                                   ARTICLE II

      MERGER CONSIDERATION; EFFECT OF MERGERS ON SHARES OF CAPITAL STOCK OF THE CONSTITUENT COMPANIES, COMPANY SHARE OPTIONS AND PARTNERSHIP UNITS

     2.1 Effect on Shares. At the REIT Merger Effective Time, by virtue of the REIT Merger and without any action on the part of any holder thereof:

          (a) Shares of Merger Sub. Each common share of beneficial interest, par value $0.01 per share, of Merger Sub issued and outstanding immediately prior to the REIT Merger Effective Time shall be converted into one (1) fully paid and nonassessable common share of beneficial interest, par value $0.01 per share, of the Surviving REIT.

          (b) Conversion of Company Common Shares. Each common share of beneficial interest, par value $0.01 per share, of the Company (each a "Company Common Share") (other than Excluded Shares, as defined below) issued and outstanding immediately prior to the REIT Merger Effective Time shall automatically be converted into the right to receive an amount in cash equal to Thirty-eight Dollars and Seventy-five Cents ($38.75) (the "Company Common Share Merger Consideration").

          (c) Cancellation of Parent-Owned and Merger Sub-Owned Company Common Shares. Each issued and outstanding Company Common Share that is owned by Parent, Merger Sub or any Subsidiary of Parent or Merger Sub immediately prior to the REIT Merger Effective Time (collectively, the "Excluded Shares") shall automatically be canceled and retired and shall cease to exist, and no cash, Company Common Share or other consideration shall be delivered or deliverable in exchange therefor.

          (d) Cancellation of Company Common Shares. As of the REIT Merger Effective Time, all Company Common Shares (other than Excluded Shares) issued and outstanding immediately prior to the REIT Merger Effective Time shall no longer be outstanding and shall automatically be canceled and retired and shall cease to exist, and each holder of a Company Common Share shall cease to have any rights with respect to such interest, except, in all cases, the right to receive the Company Common Share Merger Consideration, without interest.

          (e) Preferred Shares.

               (i) The REIT Merger shall have no effect on the Company's 7.5% Series A Cumulative Redeemable Preferred Shares, par value $0.01 per share (the "Company Series A Preferred Shares"), issued and outstanding immediately prior to the REIT Merger Effective Time and, at and after the REIT Merger Effective Time, the Company Series A Preferred Shares shall remain outstanding and shall continue to represent Company Series A Preferred Shares of the Surviving REIT; and

               (ii) The REIT Merger shall have no effect on the Company's 8% Series B Cumulative Redeemable Preferred Shares, par value $0.01 per share (the "Company Series B Preferred Shares") issued and outstanding immediately prior to the REIT Merger Effective Time and, at and after the REIT Merger Effective Time, the Company Series B Preferred Shares shall remain outstanding and shall continue to represent Company Series B Preferred Shares of the Surviving REIT.

     The Company Common Shares, Company Series A Preferred Shares and Company Series B Preferred Shares shall be sometimes collectively referred to herein as the "Company Shares."

          (f) Company Share Options. Immediately prior to the REIT Merger Effective Time, each outstanding qualified or nonqualified option to purchase Company Common Shares (each, a "Company Share Option") under the Company's Second Amended and Restated 1998 Equity Incentive Plan (the "Company Share Option Plan"), all of which are listed on Schedule 3.2(c) of the Company Disclosure Schedule attached hereto, whether or not then vested or exercisable and regardless of the exercise price or purchase price, as the case may be, thereof, shall be cancelled, immediately prior to or at the REIT Merger Effective Time, in exchange for the holder's right to receive a single lump sum cash payment from the Company equal to the product of (x) the number of Company Common Shares subject to such Company Share Option immediately prior to the REIT Merger Effective Time, whether or not vested or exercisable, and (y) the excess, if any, of the Company Common Share Merger Consideration over the exercise price or purchase price per share of such Company Share Option (the "Option Merger Consideration"). If the exercise price or purchase price per share of any such Company

     Share Option is equal to or greater than the Company Common Share Merger Consideration, such Company Share Option shall be cancelled without any cash payment being made in respect thereof. The Company Common Share Merger Consideration and the Option Merger Consideration shall be collectively referred to herein as the "Merger Consideration."

          (g) Restricted Shares, Phantom Shares, Deferred Restricted Shares and Deferred Fee Accounts. Immediately prior to the REIT Merger Effective Time, each restricted share granted under the Company Share Option Plan ("Restricted Shares"), phantom share ("Phantom Shares") issued pursuant to the Company's Phantom Share Purchase Program (the "Phantom Plan"), Restricted Shares deferred under a Restricted Share Deferral Agreement ("Deferred Restricted Shares") and phantom shares ("Fee Shares") under the Company's Deferred Compensation and Stock Plan for Trustees (the "Trustees Deferred Compensation Plan") shall be fully vested, non-forfeitable and payable to each participant in full, and all Company Common Shares which the Company has the option of issuing in settlement of the Phantom Shares or the Fee Shares shall be considered outstanding for all purposes of this Agreement, including receipt of the Merger Consideration.

     2.2 Effect on Partnership Interests. As of the Partnership Merger Effective Time, by virtue of the Partnership Merger and without any action on the part of the holder of any partnership interest of the Partnership:

          (a) Each Partnership Common Unit held by a Minority Limited Partner (the "LP Minority Units"), subject to the terms and conditions set forth herein, shall be converted into, and shall be cancelled in exchange for, the right to receive cash in an amount without interest per LP Minority Unit equal to the product of (A) the Company Common Share Merger Consideration multiplied by (B) the number of Company Common Shares issuable upon redemption of each such LP Minority Unit pursuant to the limited partnership agreement of the Partnership (such product, the "Partnership Merger Consideration") in consideration for each such LP Minority Unit; provided that if any Minority Limited Partner has previously made an election to receive OP LP LLC Membership Interests pursuant to the Form of Membership Interest Election (in the form attached hereto as Exhibit A), in lieu of receiving the Partnership Merger Consideration, such holder shall exchange each LP Minority Unit held by it for OP LP LLC Membership Interests, in accordance with the procedures and time periods specified in Section 2.3 hereof and upon such terms as are described in the term sheet attached hereto as Schedule 2.2(a) (the "Membership Interest Election").

          (b) Each Partnership Common Unit held by the Company or any of its Subsidiaries immediately prior to the Partnership Merger Effective Time shall, by virtue of the Partnership Merger, automatically be cancelled and cease to exist, and the holders thereof shall cease to have any rights with respect thereto and no payment shall be made with respect thereto.

          (c) Each Partnership Preferred Unit outstanding immediately prior to the Partnership Merger Effective Time shall be unaffected by the Partnership Merger and shall remain outstanding as units of limited partnership interest of the Surviving Partnership.

          (d) The general partner interests of the Partnership outstanding immediately prior to the Partnership Merger Effective Time shall remain outstanding as general partner interests of the Surviving Partnership, entitling the holder thereof to such rights, duties and obligations as are more fully set forth in the Surviving Partnership Agreement.

     2.3 Exchange of Certificates

          (a) Paying Agent. Prior to the mailing of the Proxy Statement (as defined herein), Parent shall appoint a bank or trust company reasonably satisfactory to the Company to act as Paying Agent (the "Paying Agent") for
     (i) the payment or exchange in accordance with this Article II of the Company Common Share Merger Consideration and the Partnership Merger Consideration (such cash consideration constituting both the Company Common Share Merger Consideration and the Partnership Merger Consideration being referred to herein as the "Exchange Fund") and (ii), if Parent wishes the Paying Agent to so act, in Parent's discretion, the exchange of Partnership Common Units for OP LP LLC Membership Interests in accordance with this
     Article II pursuant to the Membership Interest Election. On or before the REIT Merger Effective Time, Parent shall deposit with the Paying Agent the Exchange Fund for the benefit of the holders of Company Common Shares and Cash-Out Limited Partners, as applicable. The Paying Agent shall make payments of the Company Common Share Merger Consideration and the Partnership Merger Consideration out of the Exchange Fund in accordance with this Agreement, the Articles of Merger and the Partnership Merger Certificate. The Company shall cooperate with Parent and any title company escrow agent to facilitate an orderly transfer of funds. The Exchange Fund shall not be used for any other purpose. Any and all interest earned on cash deposited in the Exchange Fund shall be paid to the Surviving REIT.

          (b) Share and Unit Transfer Books. On the Closing Date, the share transfer books of the Company shall be closed and thereafter there shall be no further registration of transfers of the Company Common Shares or Partnership Common Units. From and after the Closing Date, the holders of certificates evidencing ownership of the Company Common Shares or Partnership Common Units outstanding immediately prior to the REIT Merger Effective Time or Partnership Merger Effective Time, as applicable (each, a "Certificate") shall cease to have rights with respect to such shares or units, as applicable, except as otherwise provided for herein. On or after the Closing Date, any Certificates presented to the Paying Agent, the Surviving REIT or the transfer agent for any reason shall be exchanged for the Company Common Share Merger Consideration, Partnership Merger Consideration or OP LP LLC Membership Interests, as applicable, with respect to the Company Common Shares or Partnership Common Units formerly represented thereby.

          (c) Exchange Procedures. As soon as possible after the Closing Date (but in any event within three (3) Business Days), the Surviving REIT shall cause the Paying Agent to mail to each holder of record of a Certificate or Certificates that, immediately prior to the REIT Merger Effective Time, represented outstanding Company Common Shares or that, immediately prior to the Partnership Merger Effective Time, represented Partnership Common Units whose shares or units, as applicable, were converted into the right to receive or be exchanged for the Company Common Share Merger Consideration, Partnership Merger Consideration or OP LP LLC Membership Interests, as applicable, pursuant to Sections 2.1 and 2.2: (i) a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass to the Paying Agent, only upon delivery of the Certificates to the Paying Agent, and which letter shall be in such form and have such other provisions as Parent and the Company may reasonably specify) and (ii) instructions for use in effecting the surrender of the Certificates in exchange for the Company Common Share Merger Consideration, Partnership Merger Consideration or OP LP LLC Membership Interests, as applicable, to which the holder thereof is entitled. Upon surrender of a Certificate for cancellation to the Paying Agent or to such other agent or agents reasonably satisfactory to the Company as may be appointed by Parent, together with such letter of transmittal, duly executed and completed in accordance with the instructions thereto, and such other documents as may reasonably be required by the Paying Agent, the holder of such Certificate shall be entitled to receive in exchange therefor the Company Common Share Merger Consideration, Partnership Merger Consideration or OP LP LLC Membership Interests, as applicable, payable in respect of the Company Common Shares or Partnership Common Units, as applicable, previously represented by such Certificate pursuant to the provisions of this Article II, and the Certificate so surrendered shall forthwith be canceled. In the event of a transfer of ownership of Company Common Shares or Partnership Common Units that is not registered in the transfer records of the Company or Partnership, payment may be made to a Person other than the Person in whose name the Certificate so surrendered is registered, if such Certificate shall be properly endorsed or otherwise be in proper form for transfer and the Person requesting such payment shall pay any transfer or other taxes required by reason of the payment to a Person other than the registered holder of such Certificate or establish to the reasonable satisfaction of Parent that such tax has been paid or is not applicable. Until surrendered as contemplated by this Section 2.3, each Certificate shall be deemed at any time after the Closing Date to represent only the right to receive, upon such surrender, the Company Common Share Merger Consideration, Partnership Merger Consideration or OP LP LLC Membership Interests, as applicable, as contemplated by this Section 2.3. No interest shall be paid or accrue on any cash payable upon surrender of any Certificate.

          (d) No Further Ownership Rights in the Company Common Shares, Company Share Options or Partnership Common Units. On the Closing Date, holders of Company Common Shares or Partnership Common Units shall cease to be, and shall have no rights as, shareholders of the Company or limited partners of the Partnership other than the right to receive the Company Common Share Merger Consideration, Partnership Merger Consideration or OP LP LLC Membership Interests, as applicable, provided under this Article II. The Company Common Share Merger Consideration, Partnership Merger Consideration or OP LP LLC Membership Interests, as applicable, paid or delivered upon the surrender for exchange of Certificates evidencing Company Common Shares or Partnership Common Units, in accordance with the terms of this Article II shall be deemed to have been paid or delivered, as the case may be, in full satisfaction of all rights and privileges pertaining to the Company Common Shares or Partnership Common Units, exchanged therefor. The Option Merger Consideration paid with respect to Company Share Options in accordance with the terms of this
     Article II shall be deemed to have been paid in full satisfaction of all rights and privileges pertaining to the canceled Company Share Options and on and after the REIT Merger Effective Time the holders of a Company Share Option shall have no further rights with respect to any Company Share Option, other than the right to receive the Option Merger Consideration as provided in Section 2.1 (f).

          (e) Termination of Exchange Fund. Any portion of the Exchange Fund which remains undistributed to the holders of the Certificates for twelve
     (12) months after the Closing Date, shall be delivered to Surviving REIT and any holders of Company Common Shares or Partnership Common Units prior to the REIT Merger or Partnership Merger, as applicable, who have not theretofore complied with this Article II shall thereafter look only to the Surviving REIT and only as general creditors thereof for payment of the Company Common Share Merger Consideration or Partnership Merger Consideration, as applicable.

          (f) No Liability. None of Parent, Merger Sub, the Surviving REIT, the Partnership, Merger Partnership, Surviving Partnership, the Company or the Paying Agent, or any employee, officer, trustee, director, agent or Affiliate thereof, shall be liable to any Person in respect of Company Common Share Merger Consideration or Partnership Merger Consideration, as applicable, from the Exchange Fund delivered to a public official pursuant to any applicable abandoned property, escheat or similar Law.

          (g) Investment of Exchange Fund. The Paying Agent shall invest any cash included in the Exchange Fund, as directed by the Surviving REIT, on a daily basis. Any interest and other income resulting from such investments shall be paid to Parent. To the extent that there are losses with respect to such investments, or the Exchange Fund diminishes for other reasons below the level required to make prompt payments of the Company Common Share Merger Consideration and Partnership Merger Consideration as contemplated hereby, Parent shall promptly replace or restore the portion of the Exchange Fund lost through investments or other events so as to ensure that the Exchange Fund is, at all times, maintained at a level sufficient to make such payments.

          (h) Lost Certificates. If any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen or destroyed and the posting of a bond to the reasonable satisfaction of Parent and the Paying Agent, the Paying Agent will issue, in exchange for such lost, stolen or destroyed Certificate, the Company Common Share Merger Consideration, Partnership Merger Consideration or OP LP LLC Membership Interests, as applicable, payable in respect thereof, pursuant to this Agreement.

     2.4 Withholding Rights. The Surviving REIT, Surviving Partnership or the Paying Agent, as applicable, shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement to any holder of Company Common Shares, Company Share Options or to any holders of Partnership Common Units such amounts as it is required to deduct and withhold with respect to the making of such payment under the Code (as defined herein), and the rules and regulations promulgated thereunder, or any provision of state, local or foreign tax Law. To the extent that amounts are so withheld by the Surviving REIT, Surviving Partnership or the Paying Agent, as applicable, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the holder of Company Common Shares, Partnership Common Units or Company Share Options in respect of which such deduction and withholding was made by the Surviving REIT, Surviving Partnership or the Paying Agent, as applicable.

     2.5 Dissenters' Rights. No dissenters' or appraisal rights shall be available with respect to the Mergers.

     2.6 Adjustment of Company Common Share Merger Consideration, Partnership Merger Consideration or OP LP LLC Membership Interests. In the event that, subsequent to the date of this Agreement but prior to the REIT Merger Effective Time or Partnership Merger Effective Time, as applicable, the Company Common Shares or Partnership Common Units issued and outstanding shall, through a reorganization, recapitalization, reclassification, stock dividend, stock split, reverse stock split or other similar change in the capitalization of the Company or Partnership, as applicable, increase or decrease in number or be changed into or exchanged for a different kind or number of securities, then an appropriate and proportionate adjustment shall be made to the Company Common Share Merger Consideration, Partnership Merger Consideration or OP LP LLC Membership Interests, provided, however, that nothing set forth in this Section 2.6 shall be construed to supersede or in any way limit the prohibitions set forth in
Section 5.1 hereof.

                                   ARTICLE III

                  REPRESENTATIONS AND WARRANTIES OF THE COMPANY

     Except as set forth in the disclosure schedule attached to this Agreement (the "Company Disclosure Schedule"), the Company and the Partnership represent and warrant to Parent, Merger Sub and Merger Partnership as follows:

     3.1 Existence; Good Standing; Authority; Compliance with Law.

          (a) The Company is a real estate investment trust duly formed, validly existing and in good standing under the laws of the State of Maryland. The Amended and Restated Declaration of Trust of the Company, as amended through the date hereof (the "Company Declaration of Trust") is in effect and no dissolution, revocation or forfeiture proceedings regarding the Company have been commenced. The Company is duly qualified or licensed to do business as a foreign entity and is in good standing under the laws of any other jurisdiction in which the character of the properties owned, leased or operated by it therein or in which the transaction of its business makes such qualification or licensing necessary, other than in such jurisdictions where the failure to be so qualified or licensed does not have and would not reasonably be likely to have, individually or in the aggregate, a Material Adverse Effect (as hereinafter defined). The Company has all requisite trust power and authority to own, operate, lease and encumber its properties and carry on its business as now conducted.

          (b) The Partnership is a limited partnership duly organized, validly existing and in good standing under the laws of the State of Delaware. The certificate of limited partnership of the Partnership is in effect and no dissolution, revocation or forfeiture proceedings regarding the Partnership have been commenced. The Partnership is duly qualified or licensed to do business as a foreign limited partnership and is in good standing under the laws of any other jurisdiction in which the character of the properties owned, leased or operated by it therein or in which the transaction of its business makes such qualification or licensing necessary, other than in such jurisdictions where the failure to be so qualified or licensed does not have and would not reasonably be likely to have, individually or in the aggregate, a Material Adverse Effect. The Partnership has all requisite partnership power and authority to own, operate, lease and encumber its properties and carry on its business as now conducted.

          (c) Section 3.1(c) of the Company Disclosure Schedule sets forth:

               (i) each direct and indirect Subsidiary of the Company;

               (ii) the legal form of each of the Company's Subsidiaries including the state or country of formation;

               (iii) the identity and ownership interest of each of the Company's Subsidiaries that is held by the Company or its Subsidiaries, and with respect to Third Party (as hereinafter defined) owners, the identity and ownership interest as set forth in the operative documents, in each case, including but not limited to the amount of securities of such Subsidiary owned by such owner;

               (iv) each jurisdiction in which each of the Company's Subsidiaries is qualified or licensed to do business; and

               (v) each assumed name under which each of the Company's Subsidiaries conducts business in any jurisdiction.

          Except as listed in Section 3.1(c) of the Company Disclosure Schedule, the Company does not own, directly or indirectly, beneficially or of record, any shares of stock or other security of any other entity or any other investment in any other entity, which would be deemed a Subsidiary of the Company.

          (d) Each of the Company's Subsidiaries is duly qualified or licensed to do business and in good standing under the laws of each jurisdiction in which the character of the properties owned, leased or operated by it therein or in which the transaction of its business makes such qualification or licensing necessary, other than in such jurisdictions where the failure to be so qualified or licensed does not have and would not reasonably be likely to have, individually or in the aggregate, a Material Adverse Effect.

          (e) Except as set forth in Section 3.1(e) of the Company Disclosure Schedule, all of the outstanding equity or voting securities or other interests of each of the Company's Subsidiaries have been validly issued and are (A) fully paid and nonassessable, (B) owned by the Company or by one of the Company's Subsidiaries, and (C) owned, directly or indirectly, free and clear of any Lien (as hereinafter defined) (including any restriction on the right to vote or sell the same, except as may be provided as a matter of Law), and all equity or voting interests in each of the Company's Subsidiaries that is a partnership, joint venture, limited liability company or trust which are owned by the Company, by one of the Company's Subsidiaries or by the Company and one of the Company's Subsidiaries are owned free and clear of any Lien (including any restriction on the right to vote or sell the same, except as may be provided as a matter of Law). For purposes of this Agreement, "Lien" means, with respect to any asset (including any security), any mortgage, claim, lien, pledge, charge, security interest or encumbrance of any kind in respect of such asset.

          (f) The Company has previously provided to Parent true and complete copies of the Company Declaration of Trust and the Second Amended and Restated Bylaws of the Company (the "Company Bylaws"), each as amended through the date hereof, and any other organizational documents (and in each such case, all amendments thereto) of the Company as currently in effect.

          (g) The Company has previously provided to Parent true and complete copies of the Partnership's Certificate of Limited Partnership and Second Amended and Restated Agreement of Limited Partnership (the "Partnership Agreement"), each as amended through the date hereof, and the other organizational documents (and in each such case, all amendments thereto) of the Partnership as currently in effect.

     3.2 Capitalization.

          (a) The authorized shares of beneficial interest of the Company consist of 100,000,000 Company Common Shares, of which, as of August 31, 2005, 46,453,994 were issued and outstanding and 20,000,000 Company Preferred Shares of which, as of August 31, 2005, 3,950,000 designated as Company Series A Preferred Shares were issued and outstanding and 2,600,000 designated as Company B Preferred Shares were issued and outstanding. 3,092,672 Company Common Shares have been reserved for issuance upon conversion of the Company's 6% Convertible Notes due 2024 ("Convertible Notes") and 357,865 Company Common Shares have been reserved for issuance pursuant to the Company Share Option Plan, Phantom Share Purchase Program, Restricted Share dividend equivalent rights and Trustees Deferred Compensation Plan as listed in Section 3.2(c) of the Company Disclosure Schedule, subject to adjustment on the terms set forth in such plans and/or agreements, and 208,129 Company Share Options, 141,995 Phantom Shares, 6,506 Fee Shares and 1,235 Restricted Share dividend equivalent rights were outstanding as of August 31, 2005. As of the date of this Agreement, the Company had no Company Common Shares reserved for issuance or required to be reserved for issuance other than as described above. All such issued and outstanding shares of the Company are, and all shares subject to issuance as specified above, upon issuance on the terms and conditions specified in the instruments pursuant to which they are issuable will be, when issued, duly authorized, validly issued, fully paid, nonassessable and free of preemptive rights under any provisions of the Maryland REIT Law, the Company Declaration of Trust or Company Bylaws or any agreement to which the Company is a party or is otherwise bound.

          (b) The Company has issued and outstanding the secured and unsecured debt instruments listed in Section 3.2(b) of the Company Disclosure Schedule. Section 3.2(b) of the Company Disclosure Schedule sets forth an accurate list of all such instruments, their outstanding principal amounts as of June 30, 2005, interest rates and maturity dates. Except as listed in
     Section 3.2(b) of the Company Disclosure Schedule, no obligation under such debt instruments shall be accelerated nor shall any Person have the right to accelerate such obligation, and none of the other provisions of such debt instruments shall be affected in any material respect, by virtue of the REIT Merger. Except for the Convertible Notes, the Company has no outstanding bonds, debentures, notes or other obligations the holders of which have the right to vote (or which are convertible into or exercisable for securities having the right to vote) with the shareholders of the Company on any matter.

          (c) Except for the Company Share Options, Restricted Shares, Phantom Shares, Deferred Restricted Shares, Fee Shares and any dividend equivalent rights thereon (collectively, the "Company Stock Rights"), the Convertible Notes, the Partnership Common Units and the Partnership Preferred Units, there are no existing options, warrants, calls, subscription rights, convertible securities or other rights, agreements or commitments (contingent or otherwise) which obligate the Company to issue, transfer or sell any shares of beneficial interest (or similar ownership interest) of the Company or any investment which is convertible into or exercisable or exchangeable for any such shares. Section 3.2(c) of the Company Disclosure Schedule sets forth a true, complete and correct list of the Company Stock Rights, including the name of the Person to whom such Company Stock Right has been granted, the number of shares subject to each Company Stock Right, the type of Company Stock Right, the per share exercise price or purchase price for each Company Stock Right that is a Company Share Option, whether the Company Share Option is qualified and the vesting schedule for each Company Stock Right as of the date of this Agreement. Except for the Company Stock Rights, the Company has not issued any share appreciation rights, dividend equivalent rights, performance awards, restricted stock unit awards or "phantom" shares. True and complete copies of all instruments (or the forms of such instruments) referred to in this Section 3.2(c) have been furnished or made available to Parent.

          (d) Except as set forth in Section 3.2(d) of the Company Disclosure Schedule and Article VIII of the Company Declaration of Trust, there are no agreements or understandings to which the Company is a party with respect to the voting of any shares of beneficial interest of the Company or which restrict the transfer of any such shares, nor does the Company have knowledge of any third party agreements or understandings with respect to the voting of any such shares or which restrict the transfer of any such shares.

          (e) Except as set forth in Section 3.2(c) and Section 3.2(e) of the Company Disclosure Schedule, there are no outstanding contractual obligations of the Company to repurchase, redeem, exchange, convert or otherwise acquire any shares of beneficial interest or any other securities of the Company.

          (f) Except as set forth in Section 3.2(f) of the Company Disclosure Schedule, the Company is under no obligation, contingent or otherwise, by reason of any agreement to register the offer and sale or resale of any of its securities under the Securities Act.

          (g) The Company is the sole general partner of the Partnership and, as of the date hereof, owns approximately 85% of the Partnership Common Units as well as 100% of the Partnership Preferred Units. Section 3.2(g) of the Company Disclosure Schedule sets forth a list of all other holders of the Partnership Common Units, such holder's most recent address and the exact number (e.g., general, limited, etc.) of Partnership Common Units held. There are no existing options, warrants, calls, subscriptions, convertible securities, or other rights, agreements or commitments which obligate the Partnership to issue, transfer or sell any partnership interests of such Partnership. Except as set forth in Section 3.2(g) of the Company Disclosure Schedule, there are no outstanding contractual obligations of the Partnership to issue, repurchase, redeem or otherwise acquire any partnership interests of the Partnership. Except as set forth in Section 3.2(g) of the Company Disclosure Schedule, the partnership interests owned by the Company are subject only to the restrictions on transfer set forth in the Partnership Agreement, and those imposed by applicable securities laws.

          (h) As of the date hereof, there are fewer than 300 holders of record, as such term is defined in Rule 12g5-1 promulgated under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), of each of the Company Series A Preferred Shares, the Company Series B Preferred Shares and the Company's 6.75% Senior Unsecured Monthly Income Notes due 2019.

     3.3 Authority Relative to this Agreement; Shareholder Approval.

          (a) The Company has all necessary power and authority to execute and deliver this Agreement and to consummate the REIT Merger and the other transactions contemplated hereby. No other proceedings on the part of the Company or any of its Subsidiaries are necessary to authorize this Agreement or to consummate the REIT Merger and the other transactions contemplated hereby (other than, with respect to the REIT Merger and this Agreement, to the extent required by Law, the Company Shareholder Approval (as hereinafter defined)). This Agreement has been duly and validly executed and delivered by the Company and, assuming due authorization, execution and delivery hereof by each of Parent, Merger Sub, and Merger Partnership, constitutes a valid, legal and binding agreement of the Company, enforceable against the Company in accordance with and subject to its terms and conditions, except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer and similar Laws of general applicability relating to or affecting creditors' rights or by general equity principles.

          (b) The Company Board has duly and validly authorized the execution and delivery of this Agreement and approved the consummation of the REIT Merger and the other transactions contemplated hereby, and no other actions are required to be taken by the Company Board for the consummation of the REIT Merger and the other transactions contemplated hereby. The Company Board has directed that this Agreement be submitted to the shareholders of the Company for their approval to the extent required by Law and the Company Declaration of Trust and, subject to the provisions of Section 6.4(b) hereof, will recommend to the shareholders that they vote in favor of the REIT Merger. The affirmative approval of this Agreement and the REIT Merger by the holders of Company Common Shares voting together as a single class, representing at least a majority of all votes entitled to be cast by the holders of all outstanding Company Common Shares as of the record date for the Company Shareholders' Meeting (the "Company Shareholder Approval") is the only vote of the holders of any class or series of stock of the Company necessary to adopt this Agreement and approve the REIT Merger.

          (c) The Partnership has all necessary power and authority to execute and deliver this Agreement and to consummate the Partnership Merger and the other transactions contemplated hereby. No other proceedings on the part of the Partnership are necessary to authorize this Agreement or to consummate the Partnership Merger and the other transactions contemplated hereby (other than with respect to the Partnership Merger and this Agreement, to the extent required by Law, the Partnership Approval (as defined below). This Agreement has been duly and validly executed and delivered by the Partnership and, assuming due authorization, execution and delivery hereof by each of Parent, Merger Sub, and Merger Partnership, constitutes a valid, legal and binding agreement of the Partnership, enforceable against the Partnership in accordance with and subject to its terms and conditions, except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer and similar Laws of general applicability relating to or affecting creditors' rights or by general equity principles. "Partnership Approval" means the consent of the holders of at least two-thirds (2/3rd) of the Partnership Common Units, including Partnership Common Units owned by the Company.

     3.4 Reports; Financial Statements. Except as set forth in Section 3.4 of the Company Disclosure Schedule, the Company and each of its Subsidiaries has filed all required forms, reports and documents with the SEC from January 1, 2002 through the date hereof, each of which has complied in all material respects with all applicable requirements of the Securities Act of 1933, as amended (the "Securities Act"), and the Exchange Act, and the rules and regulations promulgated thereunder applicable to such forms, reports and documents, each as in effect on the dates such forms, reports and documents were filed, except to the extent that such forms, reports and documents have been modified or superceded by later forms, reports and documents filed prior to the date of this Agreement. The Company has made available to Parent, in the form filed with the SEC (including any amendments thereto), (i) its Annual Reports on Form 10-K for each of the fiscal years ended December 31, 2002, 2003 and 2004, respectively, (ii) all definitive proxy statements relating to the Company's meetings of shareholders (whether annual or special) held since January 1, 2002, and (iii) all other reports or registration statements filed by the Company with the SEC since January 1, 2002 (collectively, the "Company SEC Reports"). Except as set forth in Section 3.4 of the Company Disclosure Schedule, none of such forms, reports or documents, including any financial statements or schedules included or incorporated by reference therein, contained, when filed, any untrue statement of a material fact or omitted to state a material fact required to be stated or incorporated by reference therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading, except to the extent that such statements have been modified or superceded by later Company SEC Reports filed prior to the date of this Agreement. To the extent required, the Company has complied in all material respects with the requirements of the Sarbanes-Oxley Act of 2002 (the "S-O Act") that are currently in effect, including, without limitation, those applicable to an "accelerated filer" as such term is defined thereunder. Except as set forth in Section 3.4 of the Company Disclosure Schedule, the consolidated financial statements of the Company and its Subsidiaries included in the Company SEC Reports (except to the extent such statements have been amended or modified by later Company SEC Reports filed prior to the date of this Agreement) filed prior to the date of this Agreement complied as to form in all material respects with applicable accounting standards and the published rules and regulations of the SEC with respect thereto and fairly present in all material respects, in conformity with generally accepted accounting principles ("GAAP") (except, in the case of interim financial statements, as permitted by the applicable rules and regulations of the SEC) applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto), the consolidated financial position of the Company and its consolidated Subsidiaries as of the dates thereof and the consolidated results of their operations and cash flows for the periods then ended (subject, in the case of the unaudited interim financial statements, to normal year-end adjustments).

     3.5 No Undisclosed Liabilities. Except (i) as set forth in Section 3.5 of the Company Disclosure Schedule, (ii) as disclosed in the Company SEC Reports filed prior to the date hereof and (iii) for fees and expenses incident to the consummation of the transactions contemplated hereby, none of the Company or its Subsidiaries had any liabilities or obligations of any nature (whether accrued, absolute, contingent or otherwise) required by GAAP to be set forth in a consolidated balance sheet of the Company or in the notes thereto, except for any such liabilities or obligations which do not have and would not reasonably be likely to have, individually or in the aggregate, a Material Adverse Effect, after taking into account any assets acquired or services provided in connection with the incurrence of such liabilities or obligations.

     3.6 Absence of Changes. Except as set forth in Section 3.6 of the Company Disclosure Schedule or disclosed in the Company SEC Reports, from January 1, 2005 through the date hereof, the Company has conducted its businesses only in the ordinary course of business and consistent with past practice, and there has not been: (a) any declaration, setting aside or payment of any dividend or other distribution with respect to any shares of beneficial interest of the Company, except for the payment of dividends in the aggregate amounts of $58,527,456.08 on Company Common Shares, $5,554,687.50 on Company Series A Preferred Shares, and $3,900,000 on Company Series B Preferred Shares (and corresponding regular quarterly distributions payable to each class or series of holders of units of partnership interests in the Partnership); (b) any material commitment, contractual obligation (including, without limitation, any management or franchise agreement, any lease (capital or otherwise) or any letter of intent), borrowing, lending commitment, liability, guaranty, capital expenditure or transaction (each, a "Commitment") entered into by the Company outside the ordinary course of business; (c) any split, combination or reclassification of any Company Shares or any issuance or the authorization of any issuance of any other securities in respect of, in lieu of or in substitution for, or giving the right to acquire by exchange or exercise, shares of its beneficial interest or any issuance of an ownership interest in, any of the Company's Subsidiaries, except as contemplated by this Agreement or for the issuance or exercise of Company Stock Rights; (d) any damage, destruction or loss, whether or not covered by insurance, that has had, would have and would reasonably be likely to have a Material Adverse Effect; (e) any material change in the Company's accounting principles, practices or methods except insofar as may have been required by a change in GAAP; (f) any amendment of any employment, consulting, severance, retention or any other agreement between the Company and any officer of the Company; or (g) any event or occurrence of any condition that has had or would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

     3.7 Consents and Approvals; No Violations. Assuming the receipt of the Company Shareholder Approval, and except (a) for filings, permits, authorizations, consents and approvals as may be required under, and other applicable requirements of, the Exchange Act, the Securities Act, the Nasdaq Stock Market, state securities or state "blue sky" laws, the HSR Act (as hereinafter defined) or any other antitrust law and (b) the filing of the Articles of Merger, Partnership Merger Certificate, or as otherwise set forth in
Section 3.7 of the Company Disclosure Schedule, none of the execution, delivery or performance of this Agreement by the Company, the consummation by the Company of the Mergers or compliance by the Company with any of the provisions hereof will (i) conflict with or result in any breach of any provision of the organizational documents of the Company or any of its Subsidiaries, (ii) require any filing by the Company or any of its Subsidiaries with, notice to, or permit, authorization, consent or approval of, any state or federal government or governmental authority or by any United States or state court of competent jurisdiction (a "Governmental Entity"), (iii) require any consent or notice under, result in a violation or breach by the Company or any of its Subsidiaries of, constitute (with or without due notice or lapse of time or both) a default (or give rise to any right of termination, amendment, cancellation or acceleration) under, result in the triggering of any payment, or result in the creation of any lien or other encumbrance on any property or asset of the Company or any of its Subsidiaries pursuant to, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, lease, license, contract, agreement, permit, franchise or other instrument or obligation or Company Material Contract to which the Company or any of its Subsidiaries is a party or by which they or any of their respective properties or assets may be bound or
(iv) violate any law, order, writ, injunction, decree, statute, rule or regulation applicable to the Company or any of its Subsidiaries or any of their respective properties or assets (each, a "Law" and collectively, the "Laws"), excluding from the foregoing clauses (ii), (iii) and (iv) such filings, notices, permits, authorizations, consents, approvals, violations, breaches, trigger events, creation of liens or defaults which, individually or in the aggregate,
(A) would not prevent or materially delay consummation of the Mergers, (B) would not otherwise prevent or materially delay performance by the Company or the Partnership of its material obligations under this Agreement or (C) do not have and would not reasonably be likely to have a Material Adverse Effect.

     3.8 No Default. Neither the Company nor any of its Subsidiaries is in violation of (i) any material term of the Company Declaration of Trust or Company Bylaws (or other similar organizational documents), (ii) any agreement or instrument related to indebtedness for borrowed money or any other agreement to which it is a party or by which it is bound, or (iii) any Law applicable to the Company, its Subsidiaries or any of their respective properties or assets, in each case with respect to clauses (ii) and (iii) above, except as do not have and would not reasonably be likely to have, individually or in the aggregate, a Material Adverse Effect.

     3.9 Litigation. Except (i) as listed in Section 3.9 of the Company Disclosure Schedule, (ii) as set forth in the Company SEC Reports filed prior to the date of this Agreement, or (iii) for suits, claims, actions, proceedings or investigations arising from the usual, regular and ordinary course of operations of the Company and its Subsidiaries involving (A) collection matters or (B) personal injury or other tort litigation which are covered by adequate insurance (subject to customary deductibles), there is no Dispute (as hereinafter defined) pending or, to the Company's knowledge, threatened in writing against the Company or any of its Subsidiaries or any of its or their respective properties or assets that (1) involves amounts in excess of $100,000 individually or in excess of $1,000,000 in the aggregate, (2) questions the validity of this Agreement or any action to be taken by the Company or the Partnership in connection with the consummation of the Mergers or (3) reasonably can be expected to have a Material Adverse Effect. None of the Company or its Subsidiaries is subject to any order, judgment, writ, injunction or decree, except as would not reasonably be expected to have a Material Adverse Effect.

     3.10 Compliance with Applicable Law. Except as listed in Section 3.10 of the Company Disclosure Schedule, the Company and each of its Subsidiaries hold all permits, licenses, variances, exemptions, orders and approvals of all Governmental Entities and third parties necessary for the lawful conduct of their respective businesses (the "Company Permits"), except for Company Permits the absence of which do not have and would not reasonably be likely to have, individually or in the aggregate, a Material Adverse Effect. The Company and each of its Subsidiaries are in compliance with the terms of the Company Permits, except where the failure to so comply does not have and would not reasonably be likely to have, individually or in the aggregate, a Material Adverse Effect The businesses of the Company and each of its Subsidiaries are not being conducted in violation of any Law applicable to the Company or its Subsidiaries except as would not reasonably be expected to have a Material Adverse Effect. Except as would not reasonably be expected to have a Material Adverse Effect, no investigation, review or proceeding by any Governmental Entity with respect to the Company, its Subsidiaries or their operations is pending nor, to the Company's knowledge is threatened in writing, and to the Company's knowledge, no Governmental Entity has indicated an intention to conduct the same.

     Notwithstanding the foregoing, nothing contained in this Section 3.10 shall be construed to limit the statements set forth in Section 3.14 hereof.

     3.11 Properties.

          (a) Section 3.11(a) of the Company Disclosure Schedule sets forth a correct and complete list and address of all real property owned or leased by the Company and its Subsidiaries (including its headquarters and leases of office space) as of the date of this Agreement and a list of expected construction completion dates of all buildings, structures and other improvements being funded by or on behalf of the Company (all such real property, together with all buildings, structures and other improvements and fixtures located on or under such real property and all easements, rights and other appurtenances to such real property, are individually referred to herein as "Company Property" and collectively referred to herein as the "Company Properties"). Each of the Company Properties is owned or leased by the Company and its Subsidiaries, as indicated in Section 3.11(a) of the Company Disclosure Schedule. The Company and its Subsidiaries own or, if so indicated in Section 3.11(a) of the Company Disclosure Schedule, lease each of the Company Properties, in each case free and clear of any Liens, title defects, contractual restrictions, covenants or reservations of interests in title (collectively, "Property Restrictions"), except for (i) Permitted Liens, (ii) Property Restrictions imposed or promulgated by Law or by any Governmental Entity which are customary and typical for similar properties or (iii) Property Restrictions which do not, individually or in the aggregate, interfere materially with the current use of such property, except in the case of clauses (i), (ii) and (iii) above as do not have and would not reasonably be likely to have, individually or in the aggregate, a Material Adverse Effect. There are no defaults under any of the Property Restrictions, except as do not have and would not reasonably be likely to have, individually or in the aggregate, a Material Adverse Effect. For purposes of this Agreement, "Permitted Liens" means (i) Liens for Taxes not yet due or delinquent or as to which there is a good faith dispute and for which there are adequate reserves on the financial statements of the Company (if such reserves are required pursuant to GAAP), (ii) with respect to real property, any title exception disclosed in the Company Title Insurance Policies (as defined herein) made available to Parent (whether material or immaterial), Liens and obligations arising under the Company Material Contracts (including any lien securing mortgage debt disclosed in Section 3.2(b) of the Company Disclosure Schedule), the Company Leases (as defined herein) and any other Lien which does not, individually or in the aggregate, interfere materially with the current use of such property (assuming its continued use in the manner in which it is currently used) or materially adversely affect the value or marketability of such property, (iii) inchoate materialmen's, mechanics', carriers', workmen's and repairmen's liens arising in the usual, regular and ordinary course and not past due and payable or the payment of which is being contested in good faith by appropriate proceedings and for which there are adequate reserves on the financial statements of the Company (if such reserves are required pursuant to GAAP) and (iv) mortgages and deeds of trust (which are listed in the Company Disclosure Schedule).

          (b) Section 3.11(b) of the Company Disclosure Schedule sets forth a correct and complete list of all agreements for the pending acquisition, sale, option to sell, right of first refusal, right of first offer or any other contractual right to sell, dispose of, or lease (by merger, purchase or sale of assets or stock or otherwise) any personal property valued at $50,000 or more. The Company and each of its Subsidiaries have good and sufficient title to all the material personal and non-real properties and assets reflected in their books and records as being owned by them (including those reflected in the consolidated balance sheet of the Company and its Subsidiaries as of June 30, 2005, except as since sold or otherwise disposed of in the usual, regular and ordinary course of business), free and clear of all Liens, except for Permitted Liens.

          (c) Except as provided for in Section 3.11(c) of the Company Disclosure Schedule, to the Company's knowledge, the Company or its Subsidiaries has good, marketable and insurable fee simple title to or a valid leasehold interest in the Company Properties and valid policies of title insurance (each a "Company Title Insurance Policy") have been issued insuring, as of the effective date of each such Company Title Insurance Policy, the Company's or the applicable Subsidiary's (or the applicable predecessor's or acquiror's) fee simple title to or leasehold interest in the Company Properties, subject only to the matters disclosed on the Company Title Insurance Policies and Permitted Liens, and to the Company's knowledge, such policies are, at the date hereof, valid and in full force and effect and no written claim has been made against any such policy. A correct and complete copy of each Company Title Insurance Policy has been previously made available to Parent.

          (d) Except as set forth in Section 3.11(d) of the Company Disclosure Schedule, the Company has no knowledge (i) that any certificate, permit or license from any Governmental Entity having jurisdiction over any of the Company Properties or any agreement, easement or other right of an unlimited duration which is necessary to permit the lawful use and operation of the buildings and improvements on any of the Company Properties or which is necessary to permit the lawful use and operation of all utilities, parking areas, detention ponds, driveways, roads and other means of egress and ingress to and from any of the Company Properties has not been obtained, is not in full force and effect and for which a renewal application has not been timely filed, except for such failures to obtain, to have in full force and effect or to renew, which do not have and would not reasonably be likely to have, individually or in the aggregate, a Material Adverse Effect, or of any pending written threat of modification or cancellation of any of same, which have or would reasonably be likely to have a Material Adverse Effect; (ii) of written notice of any uncured violation of or liability under any Laws, including Environmental Laws, affecting any of the Company Properties or operations which have or would reasonably be likely to have a Material Adverse Effect; (iii) of any structural defects relating to any Company Properties which have or would reasonably be likely to have a Material Adverse Effect; (iv) of any Company Properties whose building systems are not in working order to an extent which have or would reasonably be likely to have a Material Adverse Effect; or (v) of any physical damage to any Company Properties to an extent which have or would reasonably be likely to have a Material Adverse Effect.

          (e) Except as provided for in Section 3.11(e) of the Company Disclosure Schedule, to the Company's knowledge, neither the Company nor any of the Company's Subsidiaries has received any written notice to the effect that (i) any condemnation or rezoning proceedings are pending or threatened with respect to any of the Company Properties, or (ii) any Laws including, without limitation, any zoning regulation or ordinance, building or similar law, code, ordinance, order or regulation has been violated for any Company Property, in the case of clauses (i) and (ii) above which have or would reasonably be likely to have, individually or in the aggregate, a Material Adverse Effect.

          (f) Except as provided for in Section 3.11(f) of the Company Disclosure Schedule, the rent rolls for the Company Properties dated as of July 2005 which have previously been made available to Parent, list each lease, sublease, ground lease or other right of occupancy that the Company or its Subsidiaries are party to as landlord with respect to each of the applicable Company Properties including all amendments, modifications, supplements, renewals, extensions and guarantees related thereto (except for discrepancies or omissions that do not have and would not reasonably be likely to have, individually or in the aggregate, a Material Adverse Effect (the "Company Leases"), and are correct and complete in all respects (except for discrepancies that do not have and would not reasonably be likely to have, individually or in the aggregate, a Material Adverse Effect). The Company has made available to Parent correct and complete copies of all Company Leases, as of the date hereof. Except as set forth in Section 3.11(f) of the Company Disclosure Schedule, neither the Company nor any of the Company's Subsidiaries, on the one hand, nor, to the knowledge of the Company, any other party, on the other hand, is conducting or has conducted business in violation of or in a manner which would reasonably be expected to result in liability under any Environmental Laws at or related to the Company Property that is the subject of such Company Lease or in default under any Company Lease, except for violations or defaults that are disclosed in the rent rolls or that do not have and would not reasonably be likely to have, individually or in the aggregate, a Material Adverse Effect. No purchase option, option to sell, right of first refusal, right of first offer, right of first negotiation or any similar option or right has been exercised under any of the Company Leases, except options whose exercise has been evidenced by a written document as described in Section 3.11(f) of the Company Disclosure Schedule.

          (g) Except as provided for in Section 3.11(g) of the Company Disclosure Schedule, all work required to be performed, payments required to be made and actions required to be taken prior to the date hereof pursuant to any application, submission or agreement the Company or any of its Subsidiaries has entered into with a Governmental Entity in connection with a site approval, zoning reclassification or other similar action relating to any Company Properties (e.g., local improvement district, road improvement district, environmental compliance and environmental remediation, abatement and/or mitigation) have been and are being performed, paid or taken, as the case may be, in accordance with said application, submission or agreement and with applicable Laws, other than those where, individually or in the aggregate, the failure does not have and would not reasonably be likely to have a Material Adverse Effect.

          (h) Section 3.11(h) of the Company Disclosure Schedule sets forth a correct and complete list of each ground lease pursuant to which the Company or any of its Subsidiaries is a lessee (individually, "Ground Lease" and collectively, "Ground Leases"). Each Ground Lease is in full force and effect and is valid, binding and enforceable in accordance with its terms against (a) the Company or any of its Subsidiaries, and (b) to the knowledge of the Company, the other parties thereto, except as do not have and would not reasonably be likely to have, individually or in the aggregate, a Material Adverse Effect. Except as listed in Section 3.11(h) of the Company Disclosure Schedule or which do not have and would not reasonably be likely to have, individually or in the aggregate, a Material Adverse Effect, the Company or any of its Subsidiaries have performed all obligations required to be performed by it to date under each of the Ground Leases and neither the Company nor any of its Subsidiaries, nor to the knowledge of the Company, any other party, is in default under any Ground Lease, which default has or would reasonably be expected to have a Material Adverse Effect (and to the Company's knowledge, no event has occurred which, with due notice or lapse of time or both, would constitute such a default). The Company has made available to Parent a correct and complete copy of each Ground Lease and all amendments thereto.

          (i) All rent has been properly calculated and billed to tenants in all material respects pursuant to the Company Leases.

          (j) Except as set forth in Section 3.11(j) of the Company Disclosure Schedule, neither the Company nor any of its Subsidiaries has granted any unexpired option agreements or rights of first refusal with respect to the purchase of a Company Property or any portion thereof or any other unexpired rights in favor of any Third Party to purchase or otherwise acquire a Company Property or any portion thereof or entered into any contract for sale, ground lease or letter of intent to sell or ground lease any Company Property or any portion thereof.

          (k) Section 3.11(k) of the Company Disclosure Schedule sets forth a correct and complete list of all of the contracts, documents or other agreements which are currently in effect whereby the Company or any of its Subsidiaries is entitled to receive site work or other reimbursements from any Third Party, pursuant to which the Company or any of its Subsidiaries is currently entitled to receive in excess of $250,000 (the "Reimbursement Agreements").

          (l) Except for the applicable tenant's management obligations as set forth in the Company Leases, neither the Company nor any of its Subsidiaries is a party to any agreement relating to the management of any of the Company Properties by a party other than the Company or any wholly-owned Company Subsidiaries (a "Third Party").

          (m) Except as set forth in Section 3.11(m) of the Company Disclosure Schedule, neither the Company nor any of its Subsidiaries is a party to any agreement pursuant to which the Company or any of its Subsidiaries manages any real properties for any Third Party.

          (n) Except for those contracts or agreements set forth in Section 3.11(n) of the Company Disclosure Schedule, neither the Company nor any of its Subsidiaries has entered into any contract or agreement (collectively, the "Participation Agreements") with any Third Party or any employee, consultant, Affiliate or other person (the "Participation Party") which provides for a right of such Participation Party to participate, invest, join, partner, have any interest in whatsoever (whether characterized as a contingent fee, profits interest, equity interest or otherwise) or have the right to any of the foregoing in any proposed or anticipated investment opportunity, joint venture, partnership or any other current or future transaction or property in which the Company or any Subsidiary has or will have an interest, including but not limited to those transactions or properties identified, sourced, produced or developed by such Participation Party (a "Participation Interest"). Section 3.11(n) of the Company Disclosure Schedule sets forth the only transactions or Company Properties for which any Participation Party currently has a Participation Interest pursuant to such Participation Agreements.

          (o) Section 3.11(o) of the Company Disclosure Schedule sets forth a list of all notices to the Company from lenders or insurance carriers currently requiring material repairs or other material alterations to Company Properties.

          (p) Except as set forth in Section 3.11(p) of the Company Disclosure Schedule, there is no Company-funded renovation, restoration or other work in progress (or commitments related thereto) above $500,000 in each case and $5,000,000 in the aggregate to any Company Properties.

     3.12 Employee Plans.

          (a) All employees of the Company or any of its Subsidiaries are employed by the Company or the Partnership. Section 3.12(a) of the Company Disclosure Schedule sets forth a list of all "employee benefit plans," as defined in Section 3(3) of the Employment Retirement Income Security Act of 1974, as amended ("ERISA"), and all other material employee benefit plans or other benefit arrangements or payroll practices including bonus plans, fringe benefits, executive compensation, consulting or other compensation agreements, change in control agreements, incentive, equity or equity-based compensation, deferred compensation arrangements, stock purchase, severance pay, sick leave, vacation pay, salary continuation, hospitalization, medical benefits, life insurance, other welfare benefits, scholarship programs, directors' benefit, bonus or other incentive compensation, which the Company or the Partnership sponsors, maintains, contributes to or has any obligation to contribute to (each a "Company Employee Benefit Plan" and collectively, the "Company Employee Benefit Plans"). None of the Company Employee Benefit Plans is or has been subject to Title IV of ERISA, or is or has been subject to Sections 4063 or 4064 of ERISA, nor is the Company, its Subsidiaries or any ERISA Affiliate obligated to contribute to a multiemployer plan, as defined in Section 3(37) of ERISA (a "Multiemployer Plan"). Neither the Company nor any ERISA Affiliate has incurred any material present or contingent liability under Title IV of ERISA, nor does any condition exist which could reasonably be likely to result in any such liability.

          (b) Correct and complete copies of the following documents, with respect to each of the Company Employee Benefit Plans, other than a Multiemployer Plan, have been made available to Parent by the Company: (i) plan and related trust documents, and amendments thereto; (ii) the three most recent Forms 5500 and schedules thereto, if applicable; (iii) the most recent Internal Revenue Service ("IRS") opinion letter or determination letter (which resulted from a proper and timely filing with the IRS), if any; (iv) the three most recent financial statements and actuarial valuations, if applicable; and (v) summary plan descriptions, if applicable.

          (c) Except as would not have and would not reasonably be likely to have, a Material Adverse Effect, (i) the Company and the Partnership have performed all obligations required to be performed by them under all Company Employee Benefit Plans; (ii) the Company Employee Benefit Plans have been administered in compliance with their terms and the requirements of ERISA, the Code and other applicable Laws; (iii) all contributions (including all employer contributions and employee salary reduction contributions) required to have been made under any of the Company Employee Benefit Plans to any funds or trusts established thereunder or in connection therewith have been made by the due date thereof and all contributions for any period ending on or before the Closing Date which are not yet due will have been paid or accrued prior to the Closing

     Date; (iv) there are no actions, suits, arbitrations, investigations, audits or claims (other than routine claims for benefits) filed, or to the knowledge of the Company or the Partnership, threatened in writing with respect to any Company Employee Benefit Plan; and (v) the Company and the Partnership have no liability as a result of any "prohibited transaction" (as defined in Section 406 of ERISA or Section 4975 of the Code) for any excise Tax or civil penalty.

          (d) Neither the Company nor the Partnership is subject to any unsatisfied withdrawal liability with respect to any Multiemployer Plan.

          (e) Each of the Company Employee Benefit Plans which is intended to be "qualified" within the meaning of Section 401(a) of the Code has received an opinion letter or determination letter from the IRS. The Company and the Partnership know of no fact which would adversely affect the qualified status of any such Company Employee Benefit Plan or the exemption of such trust.

          (f) Except as set forth in Section 3.12(f) of the Company Disclosure Schedule, none of the Employee Benefit Plans provide for continuing post-employment health, life insurance coverage or other welfare benefits for any participant or any beneficiary of a participant except as may be required under the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended, or similar state law ("COBRA").

          (g) No stock or other security issued by the Company forms or has formed a material part of the assets of any tax qualified Company Employee Benefit Plan.

          (h) Except as set forth in Section 3.12(h) of the Company Disclosure Schedule, neither the execution and delivery of this Agreement nor the consummation of the Mergers will (i) result in any material payment becoming due, or materially increase the amount of compensation due, to any current or former employee of the Company or any of its Subsidiaries; (ii) materially increase any benefits otherwise payable under any Company Employee Benefit Plan; or (iii) result in the acceleration of the time of payment or vesting of any such material benefits.

     3.13 Labor Matters.

          (a) Section 3.13(a) of the Company Disclosure Schedule sets forth a list of all temporary staffing, labor or collective bargaining agreements to which the Company or any Subsidiary is party (excluding personal services contracts) and, except as set forth therein, there are no such temporary staffing, labor or collective bargaining agreements that pertain to the Company or any of its Subsidiaries. The Company has heretofore made available to Parent correct and complete copies of the labor or collective bargaining agreements listed on Section 3.13(a) of the Company Disclosure Schedule, together with all material amendments, modifications, supplements and side letters affecting the duties, rights and obligations of any party thereunder.

          (b) Except as disclosed in Section 3.13(b) of the Company Disclosure Schedule, (i) no employees of the Company or any of its Subsidiaries are represented by any labor organization; (ii) no labor organization or group of employees of the Company or any of its Subsidiaries has made a written demand for recognition or certification; (iii) to the Company's knowledge, there are no representation or certification proceedings or petitions seeking a representation proceeding presently filed, or to the Company's knowledge, threatened in writing to be brought or filed with the National Labor Relations Board or any other labor relations tribunal or authority; (iv) to the Company's knowledge, there are no organizing activities involving the Company or any of its Subsidiaries pending with any labor organization or group of employees of the Company or any of its Subsidiaries, and (v) the Company and its Subsidiaries are not affected and have not been affected in the past by any actual or threatened work stoppage strike or other labor disturbance.

          (c) There are no unfair labor practice charges, grievances or complaints filed or, to the Company's knowledge, threatened in writing by or on behalf of any employee or group of employees of the Company or any of its Subsidiaries.

          (d) Except as set forth in Section 3.13(d) of the Company Disclosure Schedule, there are no complaints, charges or claims against the Company or any of its Subsidiaries filed or, to the knowledge of the Company, threatened in writing to be brought or filed, with any federal, state or local Governmental Entity or arbitrator based on, arising out of, in connection with, or otherwise relating to the employment or termination of employment of any individual by the Company or any of its Subsidiaries.

          (e) Except as set forth in Section 3.13(e) of the Company Disclosure Schedule, (i) the Company and each of its Subsidiaries is in compliance in all material respects with all Laws relating to the employment of labor, including all such Laws relating to wages, hours, the Worker Adjustment and Retraining Notification Act and any similar state or local "mass layoff" or "plant closing" Law ("WARN"), collective bargaining, discrimination, civil rights, affirmative action, safety and health, workers' compensation and the collection and payment of withholding and/or social security Taxes and any similar Tax, except for any non-compliance which does not have and would not reasonably be likely to have, a Material Adverse Effect; and (ii) there has been no "mass layoff" or "plant closing" as defined by WARN with respect to the Company or any of its Subsidiaries within the last six (6) months.

     3.14 Environmental Matters. Except as disclosed in Section 3.14 of the Company Disclosure Schedule or as does not have and would not reasonably be likely to have, individually or in the aggregate, a Material Adverse Effect, (i) each of the Company and its Subsidiaries is and has been, and at all times during the Company's and each of its Subsidiaries' ownership and operation of the Company Properties, the Company Properties are and have been (and with respect to former Subsidiaries and properties formerly owned, leased or operated by the Company or said former Subsidiaries, to the knowledge of the Company or any Subsidiary, was during the period owned, leased or operated by any of them) in compliance with Environmental Laws; (ii) each of the Company and its Subsidiaries has obtained and currently possess and maintain all Company Permits required by Environmental Laws (collectively, "Company Environmental Permits") for each of their respective operations, all such Company Environmental Permits are in good standing and renewals timely applied for, and each of the Company and its current Subsidiaries is and has been in compliance with the terms and conditions of such Company Environmental Permits, and each of the Company's former Subsidiaries was in compliance with the terms and conditions of such Company Environmental Permits at all times during the periods in which such former Subsidiaries were Subsidiaries of the Company or prior thereto; (iii) none of the Company and its Subsidiaries or real property currently or, to the knowledge of the Company or any Subsidiary, formerly owned, leased or operated by the Company or its current and former Subsidiaries or any of their respective predecessors is subject to any pending or, to the knowledge of the Company or any Subsidiary, threatened Environmental Claim; (iv) none of the Company, its current Subsidiaries, its former Subsidiaries (pertaining only to the periods in which such former Subsidiaries were Subsidiaries of the Company or prior thereto) and, to the knowledge of the Company or any such Subsidiary, no other party whose liability would be attributable to the Company or any such Subsidiary, has generated, arranged for the disposal of or otherwise caused to be disposed of any Hazardous Material at any off-site location at which the Company or any such Subsidiary would reasonably be expected to be liable for undertaking or paying for any investigation or any other action to respond to the release or, to the knowledge of the Company or any such Subsidiary, threatened release of any Hazardous Material or would reasonably be expected to be required to pay natural resource damages; (v) no Company Property or any property currently or, to the knowledge of the Company or any Subsidiary, formerly owned, leased or operated by the Company and its current and former Subsidiaries or any of their respective predecessors has been the subject of any treatment, storage, disposal, accumulation, generation, release or threatened release of Hazardous Materials in any manner which has given or would reasonably be expected to give rise to liability under Environmental Laws or need to undertake any action to respond to such Hazardous Materials or has an adverse environmental condition that has resulted in or would reasonably be expected to result in an Environmental Claim against the Company or its Subsidiaries; (vi) to the knowledge of the Company or any Subsidiary, there are no wetlands (as that term is defined in Section 404 of the Federal Water Pollution Control Act, as amended, 33 U.S.C. Section 1254, and applicable state laws) at any of the Company Properties nor is any Company Property subject to any current or, to the knowledge of the Company or any Subsidiary, threatened environmental deed restriction, use restriction, institutional or engineering control or order or agreement with any Governmental Entity or any other restriction of record; (vii) no capital expenditures are presently required to maintain or achieve compliance with Environmental Laws; (viii) to the knowledge of the Company or any Subsidiary, there are no underground storage tanks, polychlorinated biphenyls ("PCB") or PCB-containing equipment, except for PCB or PCB-containing equipment owned by utility companies, or asbestos or asbestos-containing materials at any Company Property; (ix) there have been no material incidents of water damage or visible evidence of mold, bacteria or toxic growth at any of the Company Properties; (x) except for customary terms in favor of lenders in mortgages and trusts, none of the Company or its Subsidiaries has assumed any liability of or duty to indemnify or pay contribution to any other party for any claim, damage or loss arising out of any Hazardous Material or pursuant to any Environmental Law; (xi) no party who has agreed to indemnify, defend and/or hold harmless the Company or its Subsidiaries with respect to any Environmental Claims or liabilities under any Environmental Laws has or, to the knowledge of the Company or any Subsidiary, is reasonably likely to default upon said obligations; (xii) no filing, notification or other submission to any Governmental Entity or any approval from any Governmental Entity is required under any Environmental Law for the execution of this Agreement or for the consummation of the Mergers or any of the other transactions contemplated hereby; and (xiii) to the knowledge of the Company or any Subsidiary, neither the Company nor any of its Subsidiaries has received any request for information from any Governmental Entity, pursuant to Section 104(e) of CERCLA (as defined below) or any similar Environmental Law.

     As used in this Agreement:

     "Environmental Claims" means any and all administrative, regulatory, judicial or third-party claims, demands, notices of violation or non-compliance, directives, proceedings, investigations, orders, decrees, judgments or other allegations of noncompliance with or liability or potential liability relating in any way to any Environmental Law or any Company Environmental Permit, as the case may be.

     "Environmental Laws" means all applicable federal, state, and local Laws, rules and regulations, orders, judgments, decrees and other legal requirements including, without limitation, common law relating to pollution or the regulation and protection of human health, safety, the environment or natural resources, including, but not limited to, the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as amended (42 U.S.C. Section 9601 et seq.) ("CERCLA"); the Hazardous Materials Transportation Act, as amended (49 U.S.C. Section. 5101 et seq.); the Federal Insecticide, Fungicide, and Rodenticide Act, as amended (7 U.S.C. Section. 136 et seq.); the Resource Conservation and Recovery Act, as amended (42 U.S.C. Section 6901 et seq.); the Toxic Substances Control Act, as amended (42 U.S.C. Section. 7401 et seq.); the Clean Air Act, as amended (42 U.S.C. Section 7401 et seq.); the Federal Water Pollution Control Act, as amended (33 U.S.C. Section 1251 et seq.); the Occupational Safety and Health Act, as amended (29 U.S.C. Section 651 et seq.); the Safe Drinking Water Act, as amended (42 U.S.C. Section 300f et seq.); and their state and local counterparts or equivalents and any transfer of ownership notification or approval statute.

     "Hazardous Material" means all substances, pollutants, chemicals, compounds, wastes, including, without limitation, petroleum and any fraction thereof or substances otherwise potentially injurious to human health and the environment, including without limitation bacteria, mold, fungi or other toxic growth, regulated under Environmental Laws.

     The Company and its Subsidiaries have made available to Parent all material environmental audits, reports and other material environmental documents and reports in their possession or control relating to their current and, to the extent the Company or its Subsidiaries have knowledge that they are potentially liable, their or any of their respective predecessors' formerly owned or operated properties, facilities or operations.

     3.15 Tax Matters.

          (a) All federal and all other material Tax Returns (as hereinafter defined) required to be filed by or on behalf of the Company or any of its Subsidiaries have been filed with the appropriate taxing authorities in all jurisdictions in which such Tax Returns are required to be filed (after giving effect to any valid extensions of time in which to make such filings), and all such Tax Returns, as amended, were accurate and complete in all material respects. Except as and to the extent publicly disclosed by the Company in the Company SEC Reports filed prior to the date of this Agreement, (i) all Taxes payable by or on behalf of the Company or any of its Subsidiaries (whether or not shown in a Tax Return) have been fully and timely paid or adequately provided for in accordance with GAAP, and (ii) adequate reserves or accruals for Taxes have been provided in accordance with GAAP with respect to any period for which Tax Returns have not yet been filed or for which Taxes are not yet due and owing or for which Taxes are being contested in good faith. Neither the Company nor any of its Subsidiaries has executed or filed with the IRS or any other taxing authority any agreement, waiver or other document or arrangement extending or having the effect of extending the period for assessment or collection of Taxes (including, but not limited to, any applicable statute of limitation), and no power of attorney with respect to any Tax matter is currently in force, except in connection with the appeals of local tax assessments described in Section 3.15(a) of the Company Disclosure Schedule.

          (b) The Company (i) for all taxable years commencing in 1998, the year in which the Company first made a REIT tax election, through the most recent December 31, has been subject to taxation as a real estate investment trust (a "REIT") within the meaning of Section 856 of the Code and has satisfied all requirements to qualify as a REIT for such years,
     (ii) has operated, and intends to continue to operate, in such a manner as to qualify as a REIT for the taxable year including the date the REIT Merger becomes effective and (iii) has not taken or omitted to take any action which would reasonably be likely to result in a challenge to its status as a REIT, and, to the Company's knowledge, no challenge to the Company's status as a REIT is pending or threatened in writing. Each Subsidiary of the Company that is a partnership, joint venture, or limited liability company (i) has been since its formation and continues to be treated for federal income tax purposes as a partnership or disregarded entity, as the case may be, and not as a corporation or an association taxable as a corporation and (ii) has not since the later of its formation or the acquisition by the Company of a direct or indirect interest therein, owned any assets (including, without limitation, securities) that would cause the Company to violate Section 856(c)(4) of the Code. Each Subsidiary of the Company that is a corporation has been since the later of the date of its formation or the date on which such Subsidiary became a Subsidiary of the Company a "qualified REIT subsidiary" pursuant to Section 856(i) of the Code or a "taxable REIT subsidiary" pursuant to Section 856(l) of the Code. Neither the Company nor any of its Subsidiaries holds any asset (i) the disposition of which would be subject to rules similar to Section 1374 of the Code, whether or not as a result of (A) an election under IRS Notice 88-19 or Treasury regulations Section 1.337(d)-5T or Section 1.337(d)-6 or
     (B) the application of Treasury regulations Section 1.337(d)-7, or (ii) which is subject to a consent filed pursuant to section 341(f) of the Code and the regulations thereunder.

          (c) Since January 1, 2000, the Company has incurred no liability for excise taxes under Sections 857(b), 860(c) or 4981 of the Code, including without limitation any excise tax arising from a prohibited transaction described in Section 857(b)(6) of the Code or any tax arising from "redetermined rents, redetermined deductions and excess interest" described in Section 857(b)(7) of the Code, and neither the Company nor any of its Subsidiaries has incurred any material liability for Taxes other than in the usual, regular and ordinary course of business. No event has occurred and no condition or circumstance exists which presents a material risk that any material Tax described in the preceding sentence will be imposed upon the Company or its Subsidiaries.

          (d) There are no material deficiencies asserted or assessments made as a result of any examinations by the IRS or any other taxing authority of the Tax Returns of or covering or including the Company or any of its Subsidiaries, and, to the knowledge of the Company, there are no other audits relating to any material Taxes by any taxing authority in progress, nor has the Company or any of its Subsidiaries received any written notice from any taxing authority that it intends to conduct such an audit.

          (e) The Company and its Subsidiaries (i) have complied in all material respects with all applicable Laws, rules and regulations relating to the payment and withholding of Taxes; (ii) have duly and timely withheld from employee salaries, wages and other compensation and have paid over to the appropriate taxing authorities all material amounts required to be withheld and paid over on or prior to the due date thereof under all applicable Laws; and (iii) have in all material respects properly completed and timely filed all IRS forms W-2 and 1099 required thereof.

          (f) The Company has made available to Parent correct and complete copies of (A) all federal and other Tax Returns of the Company and its Subsidiaries relating to the taxable periods ending since December 31, 2002 which have been filed and (B) any audit report issued within the last five years relating to any Taxes due from or with respect to the Company or any of its Subsidiaries.

          (g) Except for written claims involving amounts of less than $100,000 in the aggregate, no claim has been made in writing by a taxing authority in a jurisdiction where the Company or any of its Subsidiaries does not file Tax Returns such that the Company or any such Subsidiary is or may be subject to taxation by that jurisdiction.

          (h) Except as set forth in Section 3.15(h) of the Company Disclosure Schedule, neither the Company nor any other Person on behalf of the Company or any of its Subsidiaries has requested any extension of time within which to file any income Tax Return, which income Tax Return has since not been filed.

          (i) Except as set forth in Section 3.15(i) of the Company Disclosure Schedule, neither the Company nor any of its Subsidiaries is a party to any Tax sharing or similar agreement or arrangement other than any agreement or arrangement between the Company and any of its Subsidiaries, pursuant to which it will have any obligation to make any payments after the Closing.

          (j) Except as set forth in Section 3.15(j) of the Company Disclosure Schedule, neither the Company nor any of its Subsidiaries has requested a private letter ruling from the IRS or comparable rulings from other taxing authorities.

          (k) Except as set forth in Section 3.12(h) of the Company Disclosure Schedule, neither the Company nor any of its Subsidiaries is a party to any contract, agreement, plan or arrangement covering any persons that, individually or collectively, could give rise to the payment of any amount that would not be deductible by reason of Section 280G of the Code, or would constitute compensation in excess of the limitations set forth in
     Section 162(m) of the Code.

          (l) Each of the Company and its Subsidiaries have disclosed to the Internal Revenue Service on the appropriate Tax Returns any Reportable Transaction in which it has participated. Each of the Company and its Subsidiaries have retained all documents and other records pertaining to any Reportable Transaction in which it has participated, including documents and other records listed in Treasury Regulation Section 1.6011-4(g) and any other documents and other records which are related to any Reportable Transaction in which it has participated but not listed in Treasury Regulation Section 1.6011-4(g).

          (m) For purposes of this Agreement, "Tax" or "Taxes" shall mean all taxes, charges, fees, imposts, levies, gaming or other assessments, including all net income, gross receipts, capital, sales, use, ad valorem, value added, transfer, franchise, profits, inventory, capital stock, license, withholding, payroll, employment, social security, unemployment, excise, severance, stamp, occupation, property and estimated taxes, customs duties, fees, assessments and charges of any kind whatsoever, together with any interest and any penalties, fines, additions to tax or additional amounts imposed by any taxing authority (domestic or foreign) and shall include any transferee or successor liability in respect of taxes, any liability in respect of taxes under Treasury Regulation Section 1.1502-6 or any similar provision of state, local or foreign Law, or imposed by contract, tax sharing agreement, tax indemnity agreement or any similar agreement. "Tax Returns" shall mean any report, return, document, declaration or any other information or filing required to be supplied to any taxing authority or jurisdiction (foreign or domestic) with respect to Taxes, including information returns, any document with respect to or accompanying payments or estimated Taxes, or with respect to or accompanying requests for the extension of time in which to file any such report, return document, declaration or other information. "Reportable Transaction" shall have the meaning set forth in Section 1.6011-4(b) of the Treasury Regulations.

          (n) Except as set forth in Section 3.15(n) of the Company Disclosure Schedule, there are no Tax Protection Agreements. For purposes of this
     Section 3.15(n), "Tax Protection Agreements" shall mean any agreement to which the Company or any of its Subsidiaries is a party pursuant to which
     (a) any liability to holders of Partnership Units relating to Taxes may arise, whether or not as a result of the consummation of the transactions contemplated by this Agreement; (b) in connection with the deferral of income Taxes of a holder of Partnership Units, the Company or any of it Subsidiaries have agreed to; (i) maintain a minimum level of debt or continue a particular debt, (ii) retain or not dispose of assets for a period of time that has not since expired, (iii) make or refrain from making Tax elections, (iv) operate (or refrain from operating) in a particular manner, and/or (v) only dispose of assets in a particular manner; (c) limited partners of any Partnership have guaranteed debt of the Partnership; and/or (d) any other agreement that would require the general partner of a Partnership to consider separately the interests of the limited partners.

          (o) The Company has no class of outstanding stock that is not regularly traded on an established securities market under Section 1445(b)(6) of the Code.

     3.16 Material Contracts.

          (a) Section 3.16(a) of the Company Disclosure Schedule sets forth a list of all Company Material Contracts (as hereinafter defined). The Company has heretofore made available to Parent correct and complete copies of all written Company Material Contracts and described the principal terms and conditions of all known oral Company Material Contracts (and in each case all amendments, modifications and supplements thereto and all side letters to which the Company or any of its Subsidiaries is a party affecting the obligations of any party thereunder) to which the Company, or any of its Subsidiaries is a party or by which any of its properties or assets are bound. For the purposes of this Agreement, "Company Material Contracts" means: (i) (A) employment, severance, change in control, labor, collective bargaining, leasing and property management agreements, consulting agreement, brokerage agreements and agreements relating to tenant improvements (but excluding (x) personal service contracts and (y) contracts which provide for payments of not more than $50,000 individually and not more than $500,000 in the aggregate), (B) non-competition contracts which the failure of the Company to have would reasonably be expected to have a Material Adverse Effect, and (C) indemnification contracts with officers, trustees, and directors of the Company or any of its Subsidiaries; (ii) material partnership or material joint venture agreements entered into with any Third Party; (iii) agreements for the pending sale, option to sell, right of first refusal, right of first offer or any other contractual right to sell, dispose of, or lease, by merger, purchase or sale of assets or stock or otherwise (other than pursuant to this Agreement), (A) the Company Properties or any other real property or
     (B) except as in the usual, regular and ordinary course of business consistent with past practice, any personal property; (iv) material loan or credit agreements, letters of credit, bonds, mortgages, indentures, guarantees, or other material agreements or instruments evidencing indebtedness for borrowed money by or to the Company or any of its Subsidiaries or any such agreement pursuant to which indebtedness for borrowed money may be incurred or credit may be extended, or evidencing security for any of the foregoing (such agreements may be listed by cross-reference to Section 3.2(b) of the Company Disclosure Schedule, where appropriate); (v) agreements that purport to limit, curtail or restrict the ability of the Company or any of its Subsidiaries to compete in any geographic area or line of business, other than exclusive lease provisions, non-compete provisions and other similar leasing restrictions entered into by the Company in the usual, regular and ordinary course of business consistent with past practice contained in the Company Leases and in other recorded documents by which real property was conveyed by the Company to any user, or to hire or solicit the hire for employment of any individual or group; (vi) contracts or agreements that would be required to be filed as an exhibit to the Form 10-K or Forms 10-Q filed by the Company with the SEC since June 30, 2005; (vii) tax protection agreements; (viii) each contract (including, without limitation, any brokerage agreements) entered into by the Company or any of its Subsidiaries, which may result in total payments by or liability of the Company or any Subsidiary of the Company in excess of $100,000 annually, other than any Company Leases and any documents relating to the indebtedness described in Section 3.15(a)(iv);

     provided, however, any contract under clause (viii) above that, by its terms, is terminable within thirty (30) days (without termination fee or penalty) of the date of this Agreement shall not be deemed to be a Company Material Contract; (ix) the material contracts included in Section 3.11 of the Company Disclosure Schedule; and (x) contracts and agreements to enter into any of the foregoing. Section 3.2(b) of the Company Disclosure Schedule lists, as of June 30, 2005, the outstanding principal balance, maturity date and applicable interest rate (including the method or formula for calculating any interest that is not a fixed percentage of the principal balance) for the indebtedness evidenced by each loan listed on the Company Disclosure Schedule pursuant to Section 3.16(a)(iv) hereof.

          (b) Each of the Company Material Contracts is in full force and effect and constitutes the valid and legally binding obligation of the Company or its Subsidiaries, enforceable against the Company or its Subsidiaries, as the case may be, and, to the knowledge of the Company, the other parties thereto, in accordance with its terms (except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium and similar Laws of general applicability relating to or affecting creditors' rights or by general equity principles). To the Company's knowledge, there is no default (nor does there exist any condition which upon the passage of time or the giving of notice or both would cause such a violation or default) under any Company Material Contract so listed by the Company as has or would reasonably be likely to have a Material Adverse Effect.

          (c) To the Company's knowledge, the Company Material Contacts in which the Company is the lender or mortgagee (the "Lending Contracts") are listed in Section 3.16(c) of the Company Disclosure Schedule. The Lending Contracts are enforceable against the Company or its Subsidiaries, as the case may be, and, to the knowledge of the Company, the other parties thereto, in accordance with their terms (except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium and similar Laws of general applicability relating to or affecting creditors' rights or by general equity principles), and the security interests and liens purported to be executed in favor of the Company thereby are, to the Company's knowledge, valid, perfected and first priority security interests and liens.

          (d) To the extent not set forth in response to the requirements of
     Section 3.16(a) hereof, Section 3.16(d) of the Company Disclosure Schedule sets forth each interest rate cap, interest rate collar, interest rate swap, currency hedging transaction, and any other agreement relating to a similar transaction to which the Company or any of its Subsidiaries is a party or an obligor with respect thereto.

          (e) Except as set forth in Section 3.16(e) of the Company Disclosure Schedule, neither the Company nor any of its Subsidiaries has (i) any continuing material contractual liability for indemnification or otherwise under any agreement relating to the sale of real estate previously owned, whether directly or indirectly, by the Company or any of its Subsidiaries, except for standard indemnification provisions entered into in the normal course of business, (ii) any continuing liability to make any material reprorations or adjustments to prorations that may previously have been made with respect to any property currently or formerly owned by the Company or any of its Subsidiaries, or (iii) any continuing material contractual liability to pay any additional purchase price for any of the Company Properties.

     3.17 Opinion of Financial Advisor. The Company has received an opinion of Wachovia Capital Markets, LLC to the effect that the Merger Consideration is fair to the holders of Company Common Shares from a financial point of view. A copy of such opinion shall be delivered to Parent promptly after the date hereof.

     3.18 Brokers. The Company has not entered into any contract, arrangement or understanding with any Person or firm which may result in the obligation of the Company, Parent, Partnership, Merger Sub or Merger Partnership to pay any finder's fees, brokerage or agent's commissions or other like payments in connection with the negotiations leading to this Agreement or consummation of the Mergers, except that the Company has retained Wachovia Capital Markets, LLC as financial advisor to the Special Committee of the Company Board in connection with the Mergers. The Company has furnished to Parent a true, complete and correct copy of all agreements between the Company and Wachovia Capital Markets, LLC relating to the Mergers, which agreements disclose all fees payable by the Company or any of its Affiliates to Wachovia Capital Markets, LLC.

     3.19 Takeover Statutes. The Company has taken all action required to be taken by it in order to exempt this Agreement and the Mergers from, and this Agreement and the Mergers are exempt from, the requirements of any "moratorium," "control share," "fair price," "affiliate transaction," "business combination" or other takeover Laws and regulations of the Maryland Business Combination Act and Maryland Control Share Acquisition Act or any takeover provision in the Company Declaration of Trust, Company Bylaws or other organizational document to which the Company is a party (collectively, "Takeover Statutes").

     3.20 Related Party Transactions. Except as set forth and identified as Related Party Transactions in Section 3.16(a) of the Company Disclosure Schedule or as disclosed in the Company SEC Reports filed prior to the date of this Agreement and except for usual, regular and ordinary course advances to employees, set forth in Section 3.20 of the Company Disclosure Schedule is a list of all agreements and contracts entered into by the Company or any of the Company's Subsidiaries under which continuing obligations exist with any Person who is an officer, trustee or Affiliate (as defined below) of the Company or any of the Company's Subsidiaries, any member of the "immediate family" (as such term is defined in Item 404 of Regulation S-K promulgated under the Securities
Act) of any of the foregoing or any entity of which any of the foregoing is an Affiliate. As used in this Agreement, the term "Affiliate" shall have the same meaning as such term is defined in Rule 405 promulgated under the Securities Act.

     3.21 Investment Company Act of 1940. Neither the Company nor any of the Company's Subsidiaries are, or at the Closing Date will be, required to be registered under the Investment Company Act of 1940, as amended.

     3.22 Trademarks, Patents and Copyrights. Except as set forth in Section
3.22 of the Company Disclosure Schedule, neither the Company nor its Subsidiaries is a party to any material licenses, contracts or agreements with respect to use by the Company or its Subsidiaries of any trademarks or patents other than licenses, contracts or agreements arising from the purchase of "off the shelf" products. The intellectual property that the Company and its Subsidiaries own, license or otherwise possess legally enforceable rights to use constitutes all of the intellectual property necessary to carry on the business of the Company and its Subsidiaries as currently conducted, except where the failure to own, be so licensed or otherwise possess such intellectual property does not and would not reasonably be expected to have a Material Adverse Effect. The Company intellectual property is valid and has not been cancelled, forfeited, expired or abandoned, and neither the Company nor any Subsidiary has received any written, or to the Company's knowledge, non-written, notice challenging the validity or enforceability of Company intellectual property, other than as does not and would not reasonably be expected to have a Material Adverse Effect. To the Company's knowledge, the conduct of the business of the Company and its Subsidiaries does not violate, misappropriate or infringe upon the intellectual property rights of any Third Party. The consummation of the transactions contemplated by this Agreement will not result in the material loss or material impairment of the right of the Company or any Company Subsidiary to own or use any of the Company's intellectual property, and the Surviving REIT and its Subsidiaries will have substantially the same rights to own or use the Company intellectual property following the consummation of such transaction as the Company and its Subsidiaries had prior to the consummation of such transactions, except such rights as do not and would not reasonably be expected to have a Material Adverse Effect.

     3.23 Insurance. Section 3.23 of the Company Disclosure Schedule sets forth a correct and complete list of the insurance policies held by, or for the benefit of, the Company or any of its Subsidiaries including the underwriter of such policies and the amount of coverage thereunder. The Company and each of its Subsidiaries have paid, or caused to be paid, all premiums due under such policies and are not in default with respect to any obligations under such policies other than as do not and would not reasonably be expected to have a Material Adverse Effect. Neither the Company nor any Subsidiary has received any written notice of cancellation or termination with respect to any existing insurance policy set forth in Section 3.23 of the Company Disclosure Schedule that is held by, or for the benefit of, any of the Company or any of its Subsidiaries or that relates to any Company Property.

     3.24 Disclosure Controls and Procedures. Since December 31, 2003, the Company and each Company Subsidiary has had in place "disclosure controls and procedures" (as defined in Rules 13a-15(e) and 15d-15(e) promulgated under the Exchange Act) designed and maintained to ensure that (i) transactions are recorded as necessary to permit preparation of financial statements in conformity with GAAP and to maintain accountability for assets, (ii) all information (both financial and non-financial) required to be disclosed by the Company or any Company Subsidiary in the reports that it files or submits to the SEC is recorded, processed, summarized and reported within the time periods specified in the rules and forms of the SEC and (iii) all such information is accumulated and communicated to management as appropriate to allow the Chief Executive Officer and Chief Financial Officer of the Company to make the certifications required under the Exchange Act with respect to such reports. To the Company's knowledge, none of the Company or any Company Subsidiary's records, systems, controls, data or information are recorded, stored, maintained, operated or otherwise wholly or partly dependent on or held by any means (including any electronic, mechanical or photographic process, whether computerized or not) which (including all means of access thereto and therefrom) are not under the exclusive ownership and direct control of Company or the applicable Company Subsidiary or their accountants.

     3.25 Definition of the Company's Knowledge. As used in this Agreement, the phrase "to the knowledge of the Company," "to the knowledge of the Subsidiary" or any similar phrase means the actual (as opposed to constructive or imputed) knowledge of those individuals identified in Section 3.25 of the Company Disclosure Schedule. All employees of the Company or any of its Subsidiaries not listed in Section 3.25 of the Company Disclosure Schedule report directly or indirectly to at least one of the individuals identified in Section 3.25 of the Company Disclosure Schedule.

     3.26 Proxy Statement; Company Information. The information relating to the Company and its Subsidiaries to be contained in the Proxy Statement (as defined in Section 6.1) and other documents to be filed with the SEC in connection herewith will not, on the date the Proxy Statement is first mailed to holders of Company Common Shares or at the time of the Company Shareholders Meeting contain any untrue statement of material fact or omit to state any material fact required to be stated therein or necessary in order to make statements therein not false or misleading at the time and in light of the circumstances under which such statement is made, except that no representation is made by the Company with respect to the information supplied by Parent, Merger Sub or Merger Partnership explicitly for inclusion therein. All documents that the Company is responsible for filing with the SEC in connection with the REIT Merger, the Partnership Merger or the other transactions contemplated by this Agreement will comply as to form and substance in all material respects with the applicable requirements of the Securities Act and the rules and regulations thereunder and the Exchange Act and the rules and regulations thereunder.

                                   ARTICLE IV

             REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB

     Parent, Merger Sub and Merger Partnership hereby jointly and severally represent and warrant to the Company as follows:

     4.1 Corporate Organization.

          (a) Parent is a limited liability company duly formed, validly existing and in good standing under the laws of the State of Delaware. The certificate of formation of Parent is in effect and no dissolution, revocation or forfeiture proceedings regarding Parent have been commenced. Parent is duly qualified or licensed to do business as a foreign entity and is in good standing under the laws of any other jurisdiction in which the character of the properties owned, leased or operated by it therein or in which the transaction of its business makes such qualification or licensing necessary, other than in such jurisdictions where the failure to be so qualified or licensed does not have and would not reasonably be likely to have, individually or in the aggregate, a Material Adverse Effect. Parent has all requisite power and authority to own, lease and operate its properties and to carry on its businesses as now conducted and proposed by Parent to be conducted.

          (b) Merger Sub is a real estate investment trust duly formed, validly existing and in good standing under the laws of the State of Maryland. The declaration of trust of Merger Sub is in effect and no dissolution, revocation or forfeiture proceedings regarding Merger Sub have been commenced. Merger Sub is duly qualified or licensed to do business as a foreign entity and is in good standing under the laws of any other jurisdiction in which the character of the properties owned, leased or operated by it therein or in which the transaction of its business makes such qualification or licensing necessary, other than in such jurisdictions where the failure to be so qualified or licensed does not have and would not reasonably be likely to have, individually or in the aggregate, a Material Adverse Effect. Merger Sub has all requisite power and authority to own, lease and operate its properties and to carry on its businesses as now conducted and proposed by Merger Sub to be conducted.

          (c) Merger Partnership is a limited partnership duly organized, validly existing and in good standing under the laws of the State of Delaware. The certificate of limited partnership of the Merger Partnership is in effect and no dissolution, revocation or forfeiture proceedings regarding the Merger Partnership have been commenced. The Merger Partnership is duly qualified or licensed to do business as a foreign limited partnership and is in good standing under the laws of any other jurisdiction in which the character of the properties owned, leased or operated by it therein or in which the transaction of its business makes such qualification or licensing necessary, other than in such jurisdictions where the failure to be so qualified or licensed does not have and would not reasonably be likely to have, individually or in the aggregate, a Material Adverse Effect. Merger Partnership has all requisite power and authority to own, lease and operate its properties and to carry on its businesses as now conducted and proposed by Merger Partnership to be conducted.

     4.2 Authority Relative to this Agreement.

          (a) Each of Parent, Merger Sub and Merger Partnership has all necessary power and authority to execute and deliver this Agreement and to consummate the Mergers and the other transactions contemplated hereby. No other proceedings on the part of Parent, Merger Sub or Merger Partnership, or any of their respective Subsidiaries, are necessary to authorize this Agreement or to consummate the Mergers and the other transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by each of Parent, Merger Sub and Merger Partnership and, assuming due authorization, execution and delivery hereof by each of the Company and Partnership, constitutes a valid, legal and binding agreement of each of Parent, Merger Sub and Merger Partnership, enforceable against each of Parent, Merger Sub and Merger Partnership in accordance with and subject to its terms and conditions, except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer and similar Laws of general applicability relating to or affecting creditors' rights or by general equity principles.

          (b) The Managers of Parent, Board of Trustees of Merger Sub and general partner of Merger Partnership have each duly and validly authorized the execution and delivery of this Agreement and approved the consummation of the Mergers and the other transactions contemplated hereby, and taken all corporate actions required to be taken by the Managers of Parent, Board of Trustees of Merger Sub and general partner of Merger Partnership for the consummation of the Mergers and the other transactions contemplated hereby.

     4.3 Consents and Approvals; No Violations. Except (a) for filings, permits, authorizations, consents and approvals as may be required under, and other applicable requirements of, the Exchange Act, the Securities Act, state securities or state "blue sky" laws, the HSR Act or any other antitrust law and
(b) for filing of the Articles of Merger, none of the execution, delivery or performance of this Agreement by Parent, Merger Sub or Merger Partnership, the consummation by Parent, Merger Sub or Merger Partnership of the Mergers or compliance by Parent, Merger Sub or Merger Partnership with any of the provisions hereof will (i) conflict with or result in any breach of any provision of the organizational documents of Parent, Merger Sub or Merger Partnership, (ii) require any filing by Parent, Merger Sub or Merger Partnership with, notice to, or permit, authorization, consent or approval of, any Governmental Entity, (iii) require any consent or notice under, result in a violation or breach by Parent, Merger Sub or Merger Partnership of, constitute (with or without due notice or lapse of time or both) a default (or give rise to any right of termination, amendment, cancellation or acceleration) under, result in the triggering of any payment, or result in the creation of any lien or other encumbrance on any property or asset of Parent, Merger Sub or Merger Partnership pursuant to, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, lease, license, contract, agreement, permit, franchise or other instrument or obligation or material contract to which Parent, Merger Sub or Merger Partnership is a party or by which they or any of their respective properties or assets may be bound or (iv) violate any Laws, excluding from the foregoing clauses (ii), (iii) and (iv) such filings, notices, permits, authorizations, consents, approvals, violations, breaches or defaults which, individually or in the aggregate, (A) would not prevent or materially delay consummation of the Mergers, (B) would not otherwise prevent or materially delay performance by Parent, Merger Sub or Merger Partnership of its material obligations under this Agreement or (C) do not have and would not reasonably be likely to have a Material Adverse Effect.

     4.4 Litigation. There is no Dispute pending or, to Parent's knowledge, threatened in writing against Parent or any of its Subsidiaries or any of its or their respective properties or assets that (i) includes amounts in excess of $100,000 individually or in excess of $1,000,000 in the aggregate, (ii) questions the validity of this Agreement or any action to be taken by Parent, Merger Sub or Merger Partnership in connection with the consummation of the Mergers, or (iii) reasonably can be expected to have a Material Adverse Effect.

     4.5 Brokers. No broker, finder or investment banker is entitled to any brokerage, finder's or other fee or commission payable by the Company in connection with the Mergers based upon arrangements made by and on behalf of Parent, Merger Sub or Merger Partnership or any of their Subsidiaries.

     4.6 Available Funds; Guaranty.

          (a) Parent currently has or has reasonable access to, and on the Closing Date Merger Sub will have available, all funds necessary to pay the Merger Consideration and to satisfy its other obligations hereunder and in connection with the Mergers. The obligations of Parent and Merger Sub hereunder are not subject to any conditions regarding the ability of Parent or Merger Sub to obtain financing for the consummation of the transactions contemplated hereby.

          (b) Concurrently with the execution of this Agreement, Parent and Merger Sub have delivered to the Company a guaranty executed by DRA Growth & Income Fund V LLC ("Guarantor") in the form attached as Exhibit B to this Agreement, guaranteeing the obligations of Parent, Merger Sub and Merger Partnership up to and including the Closing Date.

     4.7 Takeover Statutes. Each of Parent and Merger Sub has taken all actions required to be taken by it in order to exempt this Agreement and the Mergers from, and this Agreement and the Mergers are exempt from, the requirements of any "moratorium," "control share," "fair price," "affiliate transaction," "business combination" or other takeover Laws and regulations of the Maryland Business Combination Act, Maryland Control Share Acquisition Act, Delaware General Corporation Law or any takeover provision in the certificate of organization, limited liability company agreement or other organizational document or other agreement to which Parent is a party, or the declaration of trust, bylaws or other organizational document or other agreement to which Merger Sub is a party.

     4.8 Ownership of Merger Sub and Merger Partnership; No Prior Activities. Merger Sub is a direct wholly-owned Subsidiary of Parent and Merger Partnership is a direct wholly-owned Subsidiary of Merger Sub. Neither Merger Sub nor Merger Partnership has conducted any activities other than in connection with its organization, the negotiation and execution of this Agreement and the consummation of the transactions contemplated hereby. Neither Merger Sub nor Merger Partnership has any Subsidiaries except as set forth in the first sentence above.

     4.9 No Ownership of Company Capital Stock. As of the date of this Agreement, neither Parent nor any of its Subsidiaries, including Merger Sub and Merger Partnership, own any Company Common Shares or other securities of the Company or the Partnership.

     4.10 Proxy Statement. The information, if any, supplied by Parent, Merger Sub or Merger Partnership to the Company explicitly for inclusion in the Proxy Statement or other documents to be filed with the SEC in connection herewith will not contain any untrue statement of material fact or omit to state any material fact required to be stated therein or necessary in order to make statements therein not false or misleading at the time and in light of the circumstances under which such statement is made.

                                    ARTICLE V

                     CONDUCT OF BUSINESS PENDING THE MERGERS

     5.1 Conduct of Business by the Company. During the period (the "Interim Period") from the date of this Agreement to the earlier of the Closing Date and the termination of this Agreement in accordance with Section 8.1 hereof, except as otherwise contemplated or permitted by this Agreement, the Company shall, and shall cause the Partnership to, in all material respects, carry on their respective businesses in the usual, regular and ordinary course, consistent with past practice (except as otherwise provided in the budget set forth in Section 5.1(g) of the Company Disclosure Schedule (the "Corporate Budget")) in material compliance with all Laws and in material compliance with the Corporate Budget, and use their reasonable best efforts to preserve intact (i) their present business organizations, (ii) the services of their present officers and employees and (iii) their goodwill and relationships with tenants and others having business dealings with them. The Company shall confer on a regular basis with Parent, report on material operational matters and advise Parent orally and in writing of any Material Adverse Effect or any matter that could reasonably be expected to result in the Company being unable to deliver the certificate described in Section 7.2(a). Without limiting the generality of the foregoing, during the Interim Period, the Company will not and the Company shall cause the Partnership not to (except as expressly permitted by this Agreement or as contemplated by the transactions contemplated hereby, as set forth in Section 5.1 of the Company Disclosure Schedule or to the extent that Parent shall otherwise consent in writing (it being understood that Parent shall respond within three (3) Business Days to the Company's communications soliciting such consent from Parent):

          (a) (i) split, combine or reclassify any shares of beneficial interest or partnership interests, as the case may be, of the Company or the Partnership or (ii) declare, set aside or pay any dividend or other distribution (whether in cash, stock, or property or any combination thereof and whether or not out of earnings and profits of the Company or the Partnership) in respect of any shares of beneficial interest or partnership interests, as the case may be, of the Company or the Partnership, except for the payment with respect to quarterly periods ending prior to the Closing Date, of (A) regular, cash dividends at a rate not in excess of (1) $0.462 per Company Common Share, declared and paid quarterly, (2) $0.46875 per Company Series A Preferred Share, declared and paid quarterly and (3) $0.50 per Company Series B Preferred Share, declared and paid quarterly, in each case, in accordance with past practice, (B) corresponding regular quarterly distributions payable to each class or series of holders of units of partnership interests in the Partnership, (C) dividends or distributions, declared, set aside or paid by any wholly owned Company Subsidiary to the Company or any Company Subsidiary that is, directly or indirectly, wholly owned by the Company, (D) quarterly distributions in cash or Company Common Shares pursuant to dividend equivalent rights associated with outstanding Restricted Shares, Deferred Restricted Shares, Fee Shares and Phantom Shares, in accordance with past practices, and (E) distributions required for the Company to maintain its status as a REIT, provided, that except as required under the terms of the Company Preferred Shares or as required for the Company to maintain its status as a REIT, Parent will not be obligated to cause the Company to pay any of the amounts set forth above with respect to any quarterly periods ending after the Closing Date, it being understood that, in the case of dividends and distributions referenced in (A) and (B), the Company intends to pay its quarterly dividends and distributions for the fourth quarter of 2005 to holders of record on February 7, 2006.

          (b) except pursuant to Section 6.12, (i) authorize for issuance, issue or sell or agree or commit to issue or sell (whether through the issuance or granting of options, warrants, commitments, subscriptions, rights to purchase or otherwise) any shares of beneficial interest (or similar interest) of any class or any other securities or equity equivalents (including, without limitation, share appreciation rights, "phantom" stock plans or stock equivalents), other than the (A) issuance of Company Common Shares under the Company Stock Rights outstanding on the date of this Agreement or acquired during the Interim Period under the terms of the Trustees Deferred Compensation Plan or through dividend equivalent rights in accordance with their present terms, (B) issuance of Company Common Shares in exchange for Partnership Units pursuant to the Partnership Agreement, or (C) issuance of Company Common Shares upon the conversion of outstanding Convertible Notes, or (ii) repurchase, redeem or otherwise acquire any securities or equity equivalents (including, without limitation, Company Stock Rights of the Company or the Company's Subsidiaries) except in connection with the exercise of Company Share Options, the lapse of restrictions on Restricted Shares, Deferred Restricted Shares, Fee Shares, Phantom Shares or the redemption of Partnership Units under Section 8.05 of the Partnership Agreement.

          (c) except as set forth in Section 5.1(c) of the Company Disclosure Schedule (which sets forth all existing obligations in effect to purchase, mortgage or sell real property and the purchase, mortgage or sale price thereof and which sets forth guidelines for future such permitted transactions), acquire, finance construction and improvements, make any loans, advances or capital contributions, sell, substitute, encumber, purchase or originate any portfolio of mortgages, transfer or dispose of any assets which are material to the Company, the Partnership or any of the Company's current Subsidiaries taken as a whole (whether by asset acquisition, stock acquisition or otherwise);

          (d) except in the ordinary course of business consistent with past practice pursuant to credit facilities or other arrangements in existence as of the date hereof including, without limitation, the payment of regular quarterly dividends as per Section 5.1(a), or in connection with capital expenditures listed on the Corporate Budget or capital expenditures consistent with the guidelines set forth in Section 5.1(c) of the Company Disclosure Schedule, incur any amount of indebtedness for borrowed money, assume, guarantee, indemnify or endorse or otherwise become directly or indirectly responsible or liable for any indebtedness of a Third Party, issue or sell debt securities, mortgage, pledge or otherwise encumber any material assets, or create or suffer any material lien other than Permitted Liens thereupon, except in an amount equal to $5,000,000 in the aggregate;

          (e) except pursuant to any mandatory payments under any credit facilities or other similar arrangements in existence on the date hereof, pay, discharge or satisfy any claims, liabilities or obligations (absolute, accrued, asserted or unasserted, contingent or otherwise), other than any payment, discharge or satisfaction (i) in the ordinary course of business consistent with past practice, (ii) reflected or reserved against in the most recent consolidated financial statements (or notes thereto) included in the Company SEC Reports filed prior to the date of this Agreement or
     (iii) of fees, costs and expenses incurred in connection with the preparation, execution and performance of this Agreement and the transactions contemplated hereby, including, without limitation, all fees, costs and expenses of agents, representatives, counsel and accountants, which shall be paid by the party incurring such fees, costs or expenses;

          (f) (i) enter into any new lease (or renew or extend any existing lease) for vacant space at a Company Property except for leases of not more than $1,000,000 of annualized rent that are on commercially reasonable terms consistent with the Company's past practices; (ii) terminate, modify or amend any Company Lease or Ground Lease (provided, however, the Company may terminate, modify or amend a Company Lease so long as such terminated Company Lease is promptly replaced and the replacement, and any modified or amended lease is for commercially reasonable terms consistent with the Company's past practices); (iii) terminate or grant any reciprocal easement or similar agreements affecting a Company Property other than in the ordinary course of business consistent with past practice, which, in any event, shall not adversely affect the current use or operation of the Company Property (unless contractually obligated to so terminate or grant or in connection with a transaction otherwise permitted by this Agreement);
     (iv) consent to or enter into the sublease or assignment of any Company Lease or Ground Lease other than in the ordinary course of business consistent with past practice; or (v) enter into any construction contract with respect to any Company Property;

          (g) Except in accordance with the guidelines for future permitted transactions as set forth in Section 5.1(c) of the Company Disclosure Schedule, (i) authorize, or enter into any commitment for, any new material capital expenditure relating to the Company Properties, except as otherwise set forth in Section 5.1(g) of the Company Disclosure Schedule; or (ii) authorize, or enter into any commitment for, any material expenditure relating to the Company Properties, except in the usual, regular and ordinary course of business consistent with past practice in order to maintain the Company Property in working order; or (iii) authorize, or enter into, any material commitment, contract or agreement that has a duration of greater than one year and that may not be terminated (without termination fee or penalty) by the Company or its Subsidiary, as the case may be, by notice of ninety (90) days or less;

          (h) change in any material respect any of the accounting principles or practices used by it (except as required by GAAP or change in Law, or as recommended by the Company's independent auditors, or pursuant to written instructions, comments or orders from the SEC, in which case written notice shall be provided to Parent and Merger Sub prior to any such change);

          (i) except as required by Law or as otherwise contemplated by this Agreement, (i) enter into, adopt, amend or terminate any Company Employee Benefit Plan, (ii) enter into, adopt, amend or terminate any agreement, arrangement, plan or policy between the Company or any of the Company's Subsidiaries and one or more of their trustees or executive officers, or
     (iii) except for normal increases or payments in the ordinary course of business consistent with past practice and retention bonuses, increase in any manner the compensation or fringe benefits of any non-executive officer or employee or pay to any non-executive officer or employee any benefit not required by any Company Employee Benefit Plan or arrangement as in effect as of the date hereof;

          (j) except as set forth in Section 5.1(j) of the Company Disclosure Schedule, the terms of which Parent consents to, and except as otherwise contemplated by this Agreement, grant to any officer, trustee, director or employee the right to receive any new severance, change of control or termination pay or termination benefits, grant any increase in the right to receive any severance, change of control or termination pay or termination benefits or enter into any new employment, loan, retention, consulting, indemnification, termination, change of control, severance or similar agreement with any officer, trustee, director or employee other than the grant of compensation and fringe benefits to any non-executive officer or employee hired after the date of this Agreement;

          (k) except to the extent required to comply with its obligations hereunder or with applicable Law or to make or avoid a change in accounting treatment recommended by the Company's independent auditors, amend the Company Declaration of Trust or Company Bylaws, certificate of limited partnership, Partnership Agreement, or similar organizational or governance documents;

          (l) adopt a plan of complete or partial liquidation or resolutions providing for or authorizing such a liquidation or a dissolution, merger, consolidation, restructuring, recapitalization or reorganization (other than this Agreement and the Mergers);

          (m) settle or compromise any litigation (whether or not commenced prior to the date of this Agreement) other than settlements or compromises for litigation where the amount paid (after giving effect to insurance proceeds actually received) in settlement or compromise does not exceed $1,000,000 in each case or $5,000,000 in the aggregate and which would not reasonably be likely to have, individually or in the aggregate, a Material Adverse Effect;

          (n) amend any term of any outstanding security of the Company or any of the Company's Subsidiaries;

          (o) other than in the ordinary course of business or as otherwise permitted by this Section 5.1, modify or amend any Company Material Contract or waive, release or assign any material rights or claims under any such Company Material Contract other than such modifications, amendments, waivers, releases or assignments which would not result in a material increase in cost or liability for the Company;

          (p) permit any insurance policy issued to the Company or any of its Subsidiaries naming the Company or any of the Company's Subsidiaries or officers, directors or trustees as a beneficiary or an insured or a loss payable payee, or the Company's directors and officers liability insurance policy, to be canceled, terminated or allowed to expire, unless such entity shall have obtained an insurance policy with substantially similar terms and conditions to the canceled, terminated or expired policy;

          (q) change in any material respect any of its methods of reporting income and deductions for Federal income tax purposes except as expressly required for changes in Law or regulation or as recommended by the Company's independent auditors or its tax counsel;

          (r) create, renew or amend, or take any action that may reasonably result in the creation, renewal or amendment, of any agreement or contract or other binding obligation of the Company or any of the Company's Subsidiaries containing any material restriction on the ability of the Company or any of the Company's Subsidiaries to conduct its business as it is presently being conducted;

          (s) knowingly take, or fail to take, any action that may reasonably result in any of the conditions of Article VII not being satisfied; or

          (t) enter into an agreement to take any of the foregoing actions.

     5.2 Distribution by Company and Partnership of REIT Taxable Income. Except as provided in Section 6.13 of this Agreement, prior to the Closing Date, the Company and the Partnership may declare and pay a dividend to its shareholders or holders of Partnership Units distributing cash in an amount reasonably determined by the Company to be required to be distributed in order for the Company to qualify as a REIT for such tax year and to avoid to the extent reasonably possible the incurrence of income or excise tax by the Company.

                                   ARTICLE VI

                                    COVENANTS

     6.1 Preparation of the Proxy Statement; Shareholders Meeting.

          (a) As soon as practicable following the date of this Agreement, the Company shall prepare and file with the SEC a proxy statement in preliminary form (the "Proxy Statement") and the Company shall respond as promptly as practicable to any comments of the SEC with respect thereto. Parent, Merger Sub and Merger Partnership shall cooperate with the Company in connection with the preparation of the Proxy Statement, including, but not limited to, furnishing to the Company any and all information regarding Parent, Merger Sub and Merger Partnership and their respective Affiliates as may be required to be disclosed therein as promptly as possible after the date hereof. The parties shall notify each other promptly of the receipt of any comments from the SEC or its staff and of any request by the SEC or its staff for amendments or supplements to the Proxy Statement or for additional information and shall supply each other with copies of all correspondence between such party or any of its representatives, on the one hand, and the SEC or its staff, on the other hand, with respect to the Proxy Statement or the REIT Merger.

          (b) If, at any time prior to the receipt of the Company Shareholder Approval, any event occurs with respect to the Company, Partnership, Parent, Merger Sub or Merger Partnership or any change occurs with respect to other information to be included in the Proxy Statement, which is required to be described in an amendment of, or a supplement to, the Proxy Statement, the Company or Parent, as the case may be, shall promptly notify the other party of such event and the Company shall promptly file with the SEC, with Parent's input and cooperation, any necessary amendment or supplement to the Proxy Statement.

          (c) The Company shall, as soon as practicable following the date of this Agreement, duly call, give notice of, convene and hold a meeting of the holders of the Company Common Shares (the "Company Shareholders Meeting") for the purpose of seeking the Company Shareholder Approval. The Company shall cause the Proxy Statement to be mailed to such holders as promptly as practicable after the date of this Agreement. The Company shall, through the Company Board, recommend to holders of the Company Common Shares that they give the Company Shareholder Approval (the "Company Recommendation"), except to the extent that the Company Board shall have withdrawn or modified its adoption of this Agreement and its recommendation in the Proxy Statement, as permitted by and determined in accordance with Section 6.4(b). Notwithstanding anything to the contrary contained in this Agreement, the Company may adjourn or postpone the Company Shareholders Meeting to the extent necessary to ensure that any necessary supplement or amendment to the Proxy Statement is provided to the holders of Company Common Shares sufficiently in advance of a vote on this Agreement and the REIT Merger to ensure that such vote occurs on the basis of full and complete information as required under applicable Law.

     6.2 Other Filings. As soon as practicable following the date of this Agreement, the Company, Parent and Merger Sub each shall properly prepare and file any other filings required under the Exchange Act or any other federal, state or foreign law relating to the Mergers (including filings, if any, required under the HSR Act) (collectively, the "Other Filings"). Each of the Company, Parent and Merger Sub shall promptly notify the other of the receipt of any comments on, or any request for amendments or supplements to, any of the Other Filings by the SEC or any other Governmental Entity or official, and each of the Company, Parent and Merger Sub shall supply the other with copies of all correspondence between it and each of its representatives, on the one hand, and the SEC or the members of its staff or any other appropriate governmental official, on the other hand, with respect to any of the Other Filings. The Company, Parent and Merger Sub each shall promptly obtain and furnish the other
(a) the information which may be reasonably required in order to make such Other Filings and (b) any additional information which may be requested by a Governmental Entity and which the parties reasonably deem appropriate.

     6.3 Additional Agreements. Subject to the terms and conditions herein provided, but subject to the obligation to act in good faith, and subject at all times to the Company's and its trustees' right and duty to act in a manner consistent with their duties under applicable Law, each of the parties hereto agrees to use its reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable to consummate and make effective as promptly as practicable the Mergers and to cooperate with each other in connection with the foregoing, including the taking of such actions as are necessary to obtain any necessary consents, approvals, orders, exemptions and authorizations by or from any public or private Third Party, including, without limitation, any that are required to be obtained under any federal, state or local law or regulation or any contract, agreement or instrument to which the Company is a party or by which any of their respective properties or assets are bound, to defend all lawsuits or other legal proceedings challenging this Agreement or the consummation of the Mergers, to effect all necessary registrations and Other Filings and submissions of information requested by a Governmental Entity, and use its reasonable best efforts to cause to be lifted or rescinded any injunction or restraining order or other order adversely affecting the ability of the parties to consummate the Mergers.

     6.4 No Solicitations.

          (a) Except as permitted by this Agreement, the Company shall not, and shall not authorize or cause any of its Subsidiaries or any of its officers, trustees or employees or any investment banker, financial advisor, attorney, accountant or other representative retained by it, to
     (i) solicit, initiate, knowingly encourage or facilitate, (including by way of furnishing non-public information), any inquiries with respect to an Acquisition Proposal (as hereinafter defined), or the making of any proposal that constitutes, or may reasonably be expected to lead to, an Acquisition Proposal, or (ii) initiate, participate in or knowingly encourage any discussions or negotiations regarding an Acquisition Proposal; provided, however, that, at any time prior to the Company Shareholder Approval, if the Company receives a bona fide Acquisition Proposal that was not solicited after the date of this Agreement or that did not otherwise result from a breach of this Section 6.4(a), the Company may furnish, or cause to be furnished, non-public information with respect to the Company to the Person who made such Acquisition Proposal and may participate in discussions and negotiations regarding such Acquisition Proposal if (A) the Company Board, or any committee thereof to which the power to consider such matters has been delegated, determines in good faith (after having obtained sufficient preliminary information upon which to make such determination), after consultation with outside counsel, that failure to do so would be reasonably likely to be inconsistent with its duties to the Company or its shareholders under applicable Law, (B) prior to taking such action, the Company enters into a confidentiality agreement with respect to such Acquisition Proposal that contains provisions no less restrictive than the Confidentiality Agreement (as defined in Section 6.6 hereof) and (C) the Company Board determines in good faith (after having obtained sufficient preliminary information upon which to make such determination), after consultation with its financial advisors, that such Acquisition Proposal is reasonably likely to lead to a Superior Proposal. The Company shall promptly, and in any event within two (2) Business Days, notify Parent orally and in writing after receipt by the Company of any Acquisition Proposal, including the material terms and conditions thereof, to the extent known. Notwithstanding anything to the contrary in this Agreement, the Company shall not be required to disclose to Parent or Merger Sub the identity of the Third Party making any Acquisition Proposal and, except as provided in Sections 6.4(b) and 8.1(e), shall have no duty to notify or update Parent or Merger Sub on the status of discussions or negotiations (including the status of such Acquisition Proposal or any amendments or proposed amendments thereto) between the Company and such Person. Immediately after the execution and delivery of this Agreement, the Company will, and will instruct its Subsidiaries, and their respective officers, trustees, directors, employees, investment bankers, attorneys, accountants and other agents to, cease and terminate any existing activities, discussions or negotiations with any parties conducted heretofore with respect to any possible Acquisition Proposal.

          (b) Subject to Section 8.1(e) hereof, prior to the Company Shareholder Approval, the Company Board may not (i) withdraw, qualify or modify in a manner material and adverse to Parent or Merger Sub, the Company Board's approval or recommendation, or if applicable, the approval or recommendation of any committee of the Company Board, of the Mergers, (ii) approve or recommend, or propose publicly to approve or recommend, an Acquisition Proposal to holders of the Company Common Shares or (iii) authorize, permit or cause the Company to enter into any definitive agreement with respect to an Acquisition Proposal, unless, in each such case, a Superior Proposal has been made and (x) the Company Board determines in good faith, after consultation with outside counsel, that failure to take such action would be reasonably likely to be inconsistent with its duties to the Company or its shareholders under applicable Law, and (y) the Company provides Parent with notice of its decision to withdraw or modify its approval or recommendation of this Agreement and the Mergers. In the event that the Company Board makes such determination, the Company may enter into a definitive agreement to effect a Superior Proposal, but not prior to three (3) Business Days after the Company (A) has provided Parent with written notice that the Company has elected to terminate this Agreement pursuant to Section 8.1(e) and otherwise complied with the Company's obligations in the preceding sentence, and (B) has set forth such other information required to be included therein as provided in Section 8.1(e).

          (c) Upon execution of this Agreement, the Company and its Subsidiaries shall cease immediately, and cause to be terminated, any and all existing activities, discussions or negotiations with any parties conducted heretofore with respect to, or that would reasonably be expected to lead to, an Acquisition Proposal.

          (d) Nothing contained in this Section 6.4 shall prohibit the Company from at any time taking and disclosing to its shareholders a position contemplated by Rule 14d-9 or Rule 14e-2(a) promulgated under the Exchange Act or making any disclosure required by Rule 14a-9 promulgated under the Exchange Act or Item 1012(a) of Regulation M-A.

     6.5 Officers' and Directors' Indemnification.

          (a) In the event of any threatened or actual claim, action, suit, demand, proceeding or investigation, whether civil, criminal or administrative, including, without limitation, any such claim, action, suit, demand, proceeding or investigation in which any Person who is now, or has been at any time prior to the date hereof, or who becomes prior to the Closing Date, a director, officer, employee, trustee, fiduciary or agent of the Company or any of the Company's Subsidiaries (each, an "Indemnified Party" and collectively, the "Indemnified Parties") is, or is threatened to be, made a party based in whole or in part on, or arising in whole or in part out of, or pertaining to (i) the fact that he or she is or was an officer, director, trustee, employee, fiduciary or agent of the Company or any of the Company's Subsidiaries, or is or was serving at the request of the Company as an, officer, director, trustee, employee, fiduciary or agent of another corporation, partnership, joint venture, trust or other enterprise, or (ii) the negotiation, execution or performance of this Agreement, any agreement or document contemplated hereby or delivered in connection herewith, or any of the transactions contemplated hereby or thereby, whether in any case asserted or arising at or before or after the Closing Date, the parties hereto agree to cooperate and use their reasonable best efforts to defend against and respond thereto. It is understood and agreed that the Company shall indemnify and hold harmless, and after the Closing Date, the Surviving REIT shall indemnify and hold harmless, as and to the fullest extent permitted by applicable Law, each Indemnified Party against any and all losses, claims, damages, liabilities, costs, expenses (including reasonable attorneys' fees and expenses), judgments, fines and amounts paid in settlement in connection with any such threatened or actual claim, action, suit, demand, proceeding or investigation, and in the event of any such threatened or actual claim, action, suit, demand, proceeding or investigation (whether asserted or arising at or before or after the Closing Date), (A) the Company and, after the Closing Date, the Surviving REIT shall promptly pay expenses in advance of the final disposition of any such threatened or actual claim, action, suit, demand, proceeding or investigation to each Indemnified Party to the fullest extent permitted by applicable Law, (B) the Indemnified Parties may retain a single counsel satisfactory to them, and the Company and the Surviving REIT shall pay all reasonable fees and expenses of such counsel for the Indemnified Parties within thirty (30) days after statements therefor are received, and (C) the Company and, after the Closing Date, the Surviving REIT will use its reasonable best efforts to assist in the vigorous defense of any such matter; provided, however, that neither the Company nor the Surviving REIT shall be liable for any settlement effected without its prior written consent (which consent shall not be unreasonably withheld, conditioned or delayed); and provided further that the Company and the Surviving REIT shall have no obligation hereunder to any Indemnified Party when and if a court of competent jurisdiction shall ultimately determine, and such determination shall have become final and non-appealable, that indemnification by such entities of such Indemnified Party in the manner contemplated hereby is prohibited by applicable Law. Any Indemnified Party wishing to claim indemnification under this Section 6.5, upon learning of any such threatened or actual claim, action, suit, demand, proceeding or investigation, shall promptly notify the Company and, after the Closing Date, the Surviving REIT thereof; provided that the failure to so notify shall not affect the obligations of the Company and the Surviving REIT except to the extent, if any, such failure to promptly notify materially prejudices such party.

          (b) Parent, Merger Sub and Merger Partnership each agree that all rights to indemnification existing in favor of, and all limitations on the personal liability of, each Indemnified Party provided for in the respective charters or bylaws (or other applicable organizational documents) of the Company or any of the Company's Subsidiaries or otherwise in effect as of the date hereof shall survive the Mergers and continue in full force and effect for a period of six (6) years from the Closing Date and, at the Closing Date, shall become the obligation of the Surviving REIT; provided, however, that all rights to indemnification in respect of any claims (each, a "Claim") asserted or made within such period shall continue until the final disposition of such Claim. From and after the Closing Date, the Surviving REIT also agrees to indemnify and hold harmless the present and former officers and trustees of the Company in respect of acts or omissions occurring prior to the Closing Date to the extent provided in any written indemnification agreements between the Company and/or one of the Company's Subsidiaries and the officers and trustees listed in Section 6.5(b) of the Company Disclosure Schedule.

          (c) Prior to the Closing Date, the Company shall purchase a non-cancelable extended reporting period endorsement under the Company's existing directors' and officers' liability insurance coverage for the Company's directors, officers and trustees in the same form as presently maintained by the Company, with the same or comparably rated insurers as the Company's current insurer, which shall provide such directors, officers and trustees with coverage for six (6) years following the Closing Date of not less than the existing coverage under, and have other terms not less favorable to, the insured persons than the directors' and officers' liability insurance coverage presently maintained by the Company. Parent shall, and shall cause the Surviving REIT to, maintain such policies in full force and effect, and continue to honor all obligations thereunder.

          (d) Notwithstanding anything in this Agreement to the contrary, the obligations under this Section 6.5 shall not be terminated or modified in such a manner as to adversely affect any indemnitee to whom this Section
     6.5 applies without the consent of each such affected indemnitee. This
     Section 6.5 is intended for the irrevocable benefit of, and to grant third party beneficiary rights to, the Indemnified Parties and their respective heirs and shall be binding on all successors of the Surviving REIT. Each of the Indemnified Parties and their respective heirs shall be entitled to enforce the provisions of this Section 6.5.

          (e) In the event that, following the Closing Date, the Surviving REIT or any of their respective successors or assigns (i) consolidates with or merges into any other Person and shall not be the continuing or surviving corporation or entity of such consolidation or merger, (ii) transfers or conveys all or substantially all of its properties and assets to any Person or (iii) commences a dissolution, liquidation, assignment for the benefit of creditors or similar action, then, and in each such case, proper provision shall be made so that the successors and assigns of the Surviving REIT, as the case may be, assume the obligations set forth in this Section 6.5.

     6.6 Access to Information; Confidentiality.

          (a) Between the date hereof and the Closing Date, the Company shall, and shall cause each of the Company's Subsidiaries to, (i) give Parent and its authorized representatives (including counsel, environmental consultants, financial advisors, lenders and auditors) reasonable access during normal business hours, and upon reasonable advance notice, to all properties, including interviewing tenants (provided however, that Parent shall be permitted to conduct environmental inspections only with the Company's prior written consent which shall not be unreasonably withheld) and requesting reasonable and customary estoppel letters therefrom and requesting reasonable and customary estoppel letters from parties to loan agreements, encumbrances and Property Restrictions (provided that the obtaining of any such estoppel letter shall in no event be deemed to be a condition to Closing), facilities and books and records of the Company and the Company's Subsidiaries (ii) reasonably cooperate with the Parent's lenders (provided that the Company shall not be required to expend any funds or incur any liability in connection with such cooperation), (iii) permit such inspections, subject to the proviso in Section 6.6(a)(i), as Parent may reasonably require, including environmental and physical inspections including, without limitation, Phase II examinations, provided that the performance of such Phase II examinations shall be subject to the rights of the Company's tenants under the Company Leases, and furnish Parent with such financial and operating data and other information with respect to the business, properties and personnel of the Company and the Company's Subsidiaries as Parent may from time to time reasonably request and (iv) reasonably cooperate with any reasonable restructuring request of Parent's lenders (provided, that any such restructuring would not be effected prior to the Closing Date and nothing herein shall obligate the Company or any of the Company's Subsidiaries to take any irrevocable action or election prior to the Closing Date with respect thereto and the Company shall not be required to expend any funds or incur any liability in connection with such cooperation); provided, that no investigation pursuant to this Section 6.6 shall affect or be deemed to modify any of the representations or warranties made by the Company hereto and all such access shall be coordinated through the Company or its designated representatives, in accordance with such reasonable procedures as they may establish.

          (b) Prior to the Closing Date, Parent and Merger Sub shall hold in confidence all such information on the terms and subject to the conditions contained in that certain confidentiality agreement between Parent and the Company dated April 8, 2005 (the "Confidentiality Agreement"), provided, that Parent may disclose Evaluation Material thereunder to potential purchasers of Company Properties only with the Company's prior written consent, which shall not be unreasonably withheld; provided further that such Persons are subject to substantially the same confidentiality obligations as applicable to Parent and as set forth in this Agreement.

     6.7 Public Announcements. The Company and Parent shall consult with each other before issuing any press release or otherwise making any public statements with respect to this Agreement or the Mergers and shall not issue any such press release or make any such public statement without the prior consent of the other party, which consent shall not be unreasonably withheld, conditioned or delayed; provided, however, that a party may, without the prior consent of the other party, issue such press release or make such public statement as may be required by Law or the applicable rules of any stock exchange or quotation system if the party issuing such press release or making such public statement has used its reasonable best efforts to consult with the other party and to obtain such party's consent but has been unable to do so in a timely manner. In this regard, the parties shall make a joint public announcement of the Mergers contemplated hereby no later than the opening of trading on the Nasdaq National Market on the Business Day following the date on which this Agreement is signed.

     6.8 Employee Benefit Arrangements.

          (a) After the Closing Date, all employees of the Company and the Company's Subsidiaries ("Company Employees") who are employed by Parent, including the Surviving REIT, shall, at the option of Parent, either continue to be eligible to participate in an "employee benefit plan", as defined in Section 3(3) of ERISA (an "Employee Benefit Plan"), of the Company which is, at the option of Parent, continued by Parent, or alternatively shall be eligible to participate in the same manner as other similarly situated employees of Parent or its Subsidiaries in a similar Employee Benefit Plan sponsored or maintained by Parent or in which employees of Parent or its Subsidiaries participate after the Closing Date. With respect to each such Employee Benefit Plan of Parent, service with the Company or any of its Subsidiaries and the predecessor of any of them shall be included for purposes of determining eligibility to participate, vesting (if applicable) and determination of the level of entitlement to benefits under such Employee Benefit Plan. Parent shall, or shall cause its Subsidiaries, as the case may be, to, (i) waive all limitations as to preexisting conditions, exclusions and waiting periods with respect to participation and coverage requirements applicable to all Company Employees under any comparable welfare plan that such Company Employees may be eligible to participate in after the Closing Date, other than limitations or waiting periods that are already in effect with respect to such employees and that have not been satisfied as of the Closing Date under any comparable welfare plan maintained by the Company for such employees immediately prior to the Closing Date, and (ii) provide each such Company Employee with credit for any co-payments and deductibles paid prior to the Closing Date for the plan year within which the Closing Date occurs in satisfying any applicable deductible or out-of-pocket requirements under any welfare plans that such employees are eligible to participate in after the Closing Date.

          (b) At and after the Closing Date, Parent shall cause the Surviving REIT to honor in accordance with their terms all employment agreements, severance agreements, retention bonus agreements and other bonus, retention and severance obligations of the Company or any of its Subsidiaries, all of which are listed in Section 6.8(b) of the Company Disclosure Schedule, and as may otherwise be agreed to by the Company and Parent, and the Company shall pay on the Closing Date to the applicable trustees, officers and employees any amounts with respect to such agreements and obligations that are payable by their terms at or before the Closing Date.

     6.9 Certain Tax Matters.

          (a) The Company shall take all actions, and refrain from taking all actions, as are necessary to ensure that the Company will qualify for taxation as a REIT for U.S. federal income tax purposes for its current taxable year. During the period from the date of this Agreement to the Closing Date, the Company shall facilitate all reasonable requests of Parent with respect to maintenance of the Company's REIT status for the Company's 2005 taxable year and, if applicable, 2006 taxable year.

          (b) The Company shall prepare or cause to be prepared and file or cause to be filed all Tax Returns for the Company and each Company Subsidiary required to be filed on or prior to the Closing Date, including applicable extensions (including timely filing of Tax Returns for the fiscal year ended December 31, 2004). Any such Tax Returns shall be prepared in a manner consistent with the historic Tax accounting practices of the Company (except as may be required under applicable Tax Law). The Company shall pay all Taxes shown as due on such Tax Returns. The Company shall provide to Parent copies of such Tax Returns that are to be filed on or prior to the Closing Date at least five (5) calendar days prior to the due date of such Tax Returns (including applicable extensions) and the Company shall accept any and all reasonable comments of Parent with respect to such Tax Returns.

     6.10 REIT Opinion. The Company shall use its reasonable best efforts to obtain the tax opinion described in Section 7.2(c) dated as of the Closing Date.

     6.11 Sale of Properties. Prior to the Closing Date, the Company shall use its reasonable best efforts to facilitate the sale, on or after the Closing Date, of Company Properties identified by Parent and agreed to by the Company on terms and conditions mutually agreed to by the Company and Parent, each party agreeing not to unreasonably withhold consent to a proposal by the other with respect to such sale.

     6.12 Equity Raising Property Sales.

          (a) Between the date of this Agreement and the thirtieth (30th) day preceding the date of the Company Shareholders Meeting, Parent agrees, upon the written request of the Company, to promptly purchase (in no event later than thirty (30) days following receipt of the Company's written request) all of the Company's right, title and interest in and to one or more Company Properties identified by the Company in its sole discretion from the list of Company Properties in Section 6.12(a) of the Company Disclosure Schedule (the "Identified Company Properties") for an aggregate purchase price of up to $25,000,000 payable by wire transfer of immediately available funds. The Company and Parent agree that the purchase price of the Identified Company Properties selected for sale by the Company shall be determined by dividing the then current base rent on such Identified Company Properties by seven percent (7%). The Company shall deliver a general warranty deed (to an affiliated entity designated by Parent) and take and do all such other actions as may be reasonably necessary to carry out the sale of such Identified Company Properties to Parent consistent with the terms of this Agreement and customary real estate closings of similar properties. The Identified Company Properties shall be delivered free and clear of all mortgages, liens, encumbrances and other title exceptions not disclosed in the policies of title insurance listed in
     Section 6.12(a) and the Company shall pay all transfer taxes, title insurance premiums and other closing expenses (collectively, "Transaction Costs") related to the sale.

          (b) Notwithstanding anything to the contrary contained in this Section
     6.12 or elsewhere in this Agreement, in the event that following Parent's acquisition of such Identified Company Properties this Agreement is terminated pursuant to Article VIII hereof:

               (i) the Company shall have the right, exercisable in its discretion by delivery of written notice to Parent on or before the date which is the six (6) month anniversary of the effective date of the termination of this Agreement, to require Parent to sell all of such Identified Company Properties previously purchased by Parent pursuant to Section 6.12(a) above to the Company at the same purchase price paid by Parent; and

               (ii) Parent shall have the right, exercisable in its discretion by delivery of written notice to the Company within thirty (30) days preceding the date which is the six (6) month anniversary of the effective date of the termination of this Agreement, to require the Company to repurchase all of such Identified Company Properties previously purchased by Parent pursuant to Section 6.12(a) above for the same purchase price paid by Parent.

          (c) In the event that either the Company or Parent exercises its right under Section 6.12(b) above to repurchase or sell these Identified Company Properties, as applicable:

               (i) the Company shall promptly (but in any event within thirty
          (30) days) pay to Parent the purchase price for such Identified Company Properties by wire transfer of immediately available funds;

               (ii) Parent, upon receipt of such payment, shall deliver a special warranty deed and take and do all such other actions as may be reasonably necessary to carry out the sale of such Identified Company Properties consistent with the terms of this Agreement and customary real estate closings of similar properties. Parent shall deliver such Identified Company Properties to the Company "as-is", free and clear of all liens and encumbrances, other than those (x) existing on the date Parent purchased such Identified Company Properties from the Company, and (y) created by, or which are the obligation of, the tenants of any of the Identified Company Properties; and

               (iii) Parent shall pay or reimburse the Company for all Transaction Costs incurred by the Company related to the sale of the Identified Company Properties.

          (d) The rights of the Company and Parent under Section 6.12(b) above to repurchase or sell these Identified Company Properties, as applicable, shall automatically terminate unless exercised within the time periods set forth in Section 6.12(b) above.

          (e) Between the date of this Agreement and the Company Shareholders Meeting and upon written notice to Parent, the Company may sell, in one or more transactions, all of the Company's right, title and interest in and to one or more of the Identified Company Properties not previously sold or then under contract for sale to Parent pursuant to Section 6.12(a) above, to any Third Parties for an aggregate purchase price of up to $200,000,000 provided such sales meet the guidelines set forth in Section 6.12(e) of the Company Disclosure Schedule.

     6.13 Interim Period Dividends. With the exception of the dividends contemplated in Section 5.1 of this Agreement, during the Interim Period, the Company shall not declare a dividend in an amount exceeding the minimum dividend necessary to avoid the imposition of excise tax under Section 4981 of the Code for the 2005 taxable year.

                                   ARTICLE VII

                            CONDITIONS TO THE MERGERS

     7.1 Conditions to the Obligations of Each Party to Effect the Mergers. The respective obligations of each party to effect the Mergers are subject to the satisfaction or waiver by consent of the other party, at or prior to the Closing Date, of each of the following conditions:

          (a) Company Shareholder Approval. The Company shall have obtained the Company Shareholder Approval.

          (b) Other Regulatory Approvals. All material approvals, authorizations and consents of any Governmental Entity required to consummate the Mergers shall have been obtained and remain in full force and effect, and all statutory waiting periods relating to such approvals, authorizations and consents shall have expired or been terminated.

          (c) No Injunctions, Orders or Restraints; Illegality. No preliminary or permanent injunction or other order issued by a court or other Governmental Entity of competent jurisdiction shall be in effect, and no Law shall have been enacted or promulgated, which would have the effect of
     (i) making the consummation of the Mergers illegal, or (ii) otherwise prohibiting the consummation of the Mergers; provided, however, that prior to a party asserting this condition such party shall, in the case of an injunction or order, have used its reasonable best efforts to prevent the entry of any such injunction or other order and to appeal as promptly as possible any such injunction or other order that may be entered.

     7.2 Conditions to Obligations of Parent and Merger Sub. The obligations of Parent, Merger Sub and Merger Partnership to effect the Mergers are further subject to the satisfaction of the following conditions, any one or more of which may be waived by Parent at or prior to the Closing Date:

          (a) Representations and Warranties. Each of the representations and warranties of the Company contained in this Agreement shall be true and correct (determined without regard to any materiality or material adverse effect qualification contained in any representation or warranty) at and as of the Closing Date, as if made at and as of such time (except to the extent a representation or warranty is made as of a time other than the Closing Date, in which case such representation or warranty shall be true and correct at and as of such time), except where the failure of such representations and warranties to be true and correct does not have or would not reasonably be likely to have a Material Adverse Effect. Parent shall have received a certificate signed on behalf of the Company, dated as of the Closing Date, to the foregoing effect.

          (b) Performance and Obligations of the Company. The Company shall have performed or complied in all material respects with all material agreements and material covenants required by this Agreement to be performed or complied with by it on or prior to the Closing Date; provided, however, that the Company shall not be deemed to have failed to so perform or comply with such material agreements or material covenants if it cures such non-performance or non-compliance within a reasonable period of time (not to exceed five (5) business days of the occurrence of such event). Parent shall have received a certificate signed on behalf of the Company, dated as of the Closing Date, to the foregoing effect.

          (c) Opinion. Parent shall have received a tax opinion of Pillsbury Winthrop Shaw Pittman LLP, tax counsel to the Company, or such other law firm as may be reasonably approved by Parent as to the REIT Merger dated as of the Closing Date in the form of Exhibit C attached hereto, which opinion concludes (subject to customary assumptions, qualifications and representations, including representations made by the Company and its Subsidiaries) that
     (A) the Company qualified as a REIT under the Code for all taxable years since 1998, the year in which the Company first made a REIT tax election, through December 31, 2004, and (B) the Company is organized in conformity with the requirements for qualification as a REIT under the Code, and its current method of operation and ownership will enable it to meet the requirements for qualification as a REIT for the current taxable year assuming for these purposes that the Company will continue, following the Closing, to be organized and operated in accordance with the requirements for qualification and taxation as a REIT under the Code.

          (d) Absence of Material Adverse Change. There shall not have occurred an event, change or occurrence that, individually or in the aggregate, has had a Material Adverse Effect.

     7.3 Conditions to Obligations of the Company. The obligations of the Company and Partnership to effect the Mergers are further subject to the satisfaction of the following conditions, any one or more of which may be waived by the Company at or prior to the Closing Date:

          (a) Representations and Warranties. Each of the representations and warranties of Parent, Merger Sub and Merger Partnership contained in this Agreement shall be true and correct (determined without regard to any materiality or material adverse effect qualification contained in any representation or warranty) at and as of the Closing Date, as if made at and as of such time (except to the extent a representation or warranty is made as of a time other than the Closing Date, in which case such representation or warranty shall be true and correct at and as of such time), except where the failure of such representations and warranties to be true and correct does not have or would not reasonably be likely to have a Material Adverse Effect. The Company shall have received a certificate signed on behalf of Parent, Merger Sub and Merger Partnership, dated the Closing Date, to the foregoing effect.

          (b) Performance of Obligations of Parent, Merger Sub and Merger Partnership. Each of Parent, Merger Sub and Merger Partnership shall have performed or complied in all material respects with all material agreements and material covenants required by this Agreement to be performed or complied with by it on or prior to the Closing Date, and the Company shall have received a certificate signed on behalf of Parent, Merger Sub and Merger Partnership, dated as of the Closing Date, to the foregoing effect.

     7.4 Frustration of Closing Conditions. No party may rely on the failure of any condition set forth in this Article VII to be satisfied if such failure was caused by such party's failure to use its own commercially reasonable efforts to consummate the Mergers and the other transactions contemplated hereunder.

                                  ARTICLE VIII

                        TERMINATION, AMENDMENT AND WAIVER

     8.1 Termination. This Agreement may be terminated and abandoned at any time prior to the Closing Date, whether before or after the receipt of Company Shareholder Approval:

          (a) by the mutual written consent of Parent, Merger Sub and the Company;

          (b) by either of the Company, on the one hand, or Parent or Merger Sub, on the other hand, by written notice to the other:

               (i) if, upon a vote at a duly held meeting of holders of the Company Common Shares (or at any adjournment or postponement thereof), held to obtain the Company Shareholder Approval, the Company Shareholder Approval is not obtained;

               (ii) if any Governmental Entity of competent jurisdiction shall have issued an order, decree, judgment, injunction or taken any other action (which order, decree, judgment, injunction or other action the parties hereto shall have used their reasonable best efforts to lift), which permanently restrains, enjoins or otherwise prohibits or makes illegal the consummation of the Mergers, and such order, decree, judgment, injunction or other action shall have become final and non-appealable, provided, however, that the party terminating this Agreement pursuant to this Section 8.1(b)(ii) shall have used commercially reasonable efforts to have such offer, decree, judgment, injunction or other action vacated; or

               (iii) if the consummation of the Mergers shall not have occurred on or before February 3, 2006, provided, however, that in the event that, on or before December 26, 2005, the Proxy Statement has not been cleared by the SEC for dissemination, such date may be extended by Parent or the Company through a date on or before March 31, 2006 (the "Drop Dead Date"); provided, further, however, that in such event the Closing shall not occur prior to March 15, 2006; provided, further, however, that the right to terminate this Agreement under this Section 8.1(b)(iii) shall not be available to either party if such party's failure to comply with any provision of this Agreement in a material respect has been the proximate cause of, or resulted in, the failure of the Mergers to occur on or before the Drop Dead Date.

          (c) by written notice from Parent to the Company, if the Company breaches or fails to perform in any material respect any of its representations, warranties or covenants contained in this Agreement, which breach or failure to perform would give rise to the failure of a condition set forth in Section 7.2(a) or 7.2(b) and such condition is incapable of being satisfied by the Drop Dead Date;

          (d) by written notice from the Company to Parent if Parent or Merger Sub breaches or fails to perform in any material respect any of its representations, warranties or covenants contained in this Agreement, which breach or failure to perform would give rise to the failure of a condition set forth in Section 7.3(a) or 7.3(b) and such condition is incapable of being satisfied by the Drop Dead Date;

          (e) by written notice from the Company to Parent, in connection with entering into a definitive agreement to effect a Superior Proposal in accordance with Section 6.4; provided, however, that prior to terminating this Agreement pursuant to this Section 8.1(e), the Company shall have provided Parent with at least three (3) Business Days prior written notice of the Company's decision to so terminate. Such notice shall indicate in reasonable detail the material terms and conditions of such Superior Proposal, including the amount and form of the proposed consideration and whether such Superior Proposal is subject to any material conditions and provided further that an election by the Company to terminate this Agreement pursuant to this Section 8.1(e) shall not be effective until the Company shall have paid the Break-up Fee to Parent as provided in Section 8.2(b);

          (f) by written notice of Parent or Merger Sub to the Company, if the Company Board shall (A) fail to include a recommendation in the Proxy Statement that the holders of the Company Common Shares vote to approve the REIT Merger and this Agreement, (B) withdraw or modify, in a manner material and adverse to Parent or Merger Sub, such recommendation, or (C) recommend that the holders of the Company Common Shares accept or approve any Acquisition Proposal; or

          (g) by written notice of Parent or Merger Sub to the Company, if the Company shall fail to obtain the opinion of counsel described in Section 7.2(c) hereof.

     8.2 Effect of Termination.

          (a) Subject to the remainder of this Section 8.2 and to Section 8.3, in the event of the termination of this Agreement pursuant to Section 8.1, this Agreement shall forthwith become null and void and have no effect, without any liability on the part of Parent, Merger Sub, the Company, Partnership or Merger Partnership and each of their respective directors, trustees, officers, employees, partners, stockholders or shareholders and all rights and obligations of any party hereto shall cease, except for the agreements contained in Sections 6.6 (Confidentiality), 6.7 (Public Announcements), 8.2 (Effect of Termination), 8.3 (Fees and Expenses) and
     Article IX (General Provisions); provided, however, that nothing contained in this Section 8.2(a) shall relieve any party from liabilities or damages arising out of any fraud or willful breach by such party of any of its representations, warranties, covenants or other agreements contained in this Agreement or a failure or refusal by such party to consummate the transactions contemplated hereby when such party was obligated to do so in accordance with the terms of this Agreement.

          (b) If this Agreement is terminated by the Company pursuant to Section 8.1(e), or by Parent or Merger Sub pursuant to Section 8.1(f), then the Company shall pay to Parent, subject to the provisions of Section 8.4(a), an amount in cash equal to $40,000,000 (the "Break-Up Fee"). In addition, if (A) prior to the Company Shareholder Meeting, an Acquisition Proposal shall have been publicly made (and not subsequently withdrawn), (B) this Agreement is terminated by the Company or Parent pursuant to

     Section 8.1(b)(i), or by Parent pursuant to Section 8.1(c), at a time when the Company Shareholder Approval has not been obtained, and (C) the Company consummates an Acquisition Proposal within twelve (12) months of such termination, then the Company shall pay to Parent the Break-Up Fee. For the avoidance of doubt, the amount of any fees or expenses paid to Parent pursuant to Section 8.3(c) shall be deducted from the payment of any Break-Up Fee required by this Section 8.2(b) such that the maximum amount payable by the Company in the event of a termination under Section 8.1(b)(i), 8.1(c), 8.1(e) or 8.1(f) shall be $40,000,000. Payment of the
     Break-Up Fee required by this Section 8.2(b) shall be payable by the Company to Parent by wire transfer of immediately available funds (i) in the case of termination of this Agreement by the Company under Section 8.1(e), concurrently with the effective date of such termination (i.e. following the three Business Days waiting period), (ii) in the case of termination of this Agreement by Parent or Merger Sub under Section 8.1(f), within three (3) Business Days after the date of termination, or (iii) in case of a situation contemplated by the second sentence of this Section 8.2(b), on the same Business Day as the consummation of such Acquisition Proposal.

          (c) Notwithstanding anything to the contrary in this Agreement, Parent and Merger Sub hereby expressly acknowledge and agree that, with respect to any termination of this Agreement pursuant to Section 8.1(e), Section 8.1(f), Section 8.1(b)(i) or Section 8.1(c), in circumstances where the Break-Up Fee is payable in accordance with Section 8.2(b), the payment of the Break-Up Fee shall constitute liquidated damages with respect to any claim for damages or any other claim which Parent or Merger Sub would otherwise be entitled to assert against the Company or any of its Subsidiaries or any of their respective assets, or against any of their respective trustees, officers, employees, partners, managers, members or shareholders, with respect to this Agreement and the transactions contemplated hereby and shall constitute the sole and exclusive remedy available to Parent and Merger Sub, except for the recovery of costs and expenses pursuant to Section 8.3(c). The parties hereto expressly acknowledge and agree that, in light of the difficulty of accurately determining actual damages with respect to the foregoing upon any termination of this Agreement pursuant to Section 8.1(e), Section 8.1(f),
     Section 8.1(b)(i) or Section 8.1(c), in circumstances where the Break-Up Fee is payable in accordance with Section 8.2(b), the rights to payment under Section 8.2(b): (i) constitute a reasonable estimate of the damages that will be suffered by reason of any such proposed or actual termination of this Agreement pursuant to Section 8.1(e), Section 8.1(f), Section 8.1(b)(i) or Section 8.1(c), and (ii) shall be in full and complete satisfaction of any and all damages arising as a result of the foregoing. Except for nonpayment of the amounts set forth in Section 8.2(b) or 8.3, Parent and Merger Sub hereby agree that, upon any termination of this Agreement pursuant to Section 8.1(e), Section 8.1(f), Section 8.1(b)(i) or
     Section 8.1(c), in circumstances where the Break-Up Fee is payable in accordance with Section 8.2(b), in no event shall Parent or Merger Sub, (i) seek to obtain any recovery or judgment against the Company, the Company's Subsidiaries, or any of their respective assets, or against any of their respective trustees, officers, employees, partners, managers, members or shareholders, or (ii) be entitled to seek or obtain any other damages of any kind, including, without limitation, consequential, indirect or punitive damages.

     8.3 Fees and Expenses.

          (a) Except as set forth in Sections 8.3(b), 8.3(c) and 8.2, whether or not the Mergers are consummated, all fees, costs and expenses incurred in connection with the preparation, execution and performance of this Agreement and the transactions contemplated hereby, including, without limitation, all fees, costs and expenses of agents, representatives, counsel and accountants shall be paid by the party incurring such fees, costs or expenses.

          (b) If this Agreement is terminated by the Company pursuant to Section 8.1(d), Parent shall pay to the Company within three (3) Business Days after the date of termination all documented, reasonable out-of-pocket costs and expenses, including, without limitation, the reasonable fees and expenses of lawyers, accountants, financial advisors and investment bankers, incurred by the Company or Partnership solely in connection with the entering into of this Agreement and the carrying out of any and all acts contemplated hereunder, provided that such fees and expenses to be paid by Parent hereunder shall not exceed seven and one-half million dollars ($7,500,000).

          (c) If this Agreement is terminated (i) by the Company or by Parent because the Company Shareholder Approval shall not have been obtained or
     (ii) by Parent or the Company pursuant to Sections 8.1(c), 8.1(e), 8.1(f) or 8.1(g), the Company shall pay to Parent within three (3) Business Days after the date of termination, all documented, reasonable out-of-pocket costs and expenses, including, without limitation, the reasonable fees and expenses of lawyers, lenders, accountants, financial advisors, and investment bankers, incurred by Parent, Merger Sub or Merger Partnership solely in connection with the entering into of this Agreement and the carrying out of any and all acts contemplated hereunder, provided that the amount of such fees and expenses to be paid by the Company hereunder shall not exceed five million dollars ($5,000,000) in the case of clause (i) of this Section 8.3(c), and seven and one-half million dollars ($7,500,000) in the case of clause (ii) of this Section 8.3(c). As provided in Section 8.2(b), the amount of any fees or expenses paid to Parent pursuant to this
     Section 8.3(c) shall be deducted from the payment of any Break-Up Fee required by Section 8.2(b) such that the maximum amount payable by the Company in the event of a termination under Section 8.1(b)(i), 8.1(c), 8.1(e) or 8.1(f) shall be $40,000,000.

          (d) If either party fails to pay to the other party any amounts due under Section 8.2 or 8.3, the party so failing shall pay the reasonable costs and expenses (including, without limitation, reasonable legal fees and expenses) in connection with any action, including, without limitation, the filing of any lawsuit or other legal action, taken to collect payment.

The payment of expenses set forth herein is not an exclusive remedy, but is in addition to any other rights or remedies available to the parties hereto (whether at law or in equity).

     8.4 Payment of Amount or Expense.

          (a) In the event that the Company is obligated to pay Parent the Break-Up Fee pursuant to Section 8.2(b) or the Company or Parent is obligated to pay the other the expenses set forth in Section 8.3 (collectively, the "Section 8.2 Amount"), the Company or Parent (the "Payor") shall pay to the other party (the "Payee") from the applicable
     Section 8.2 Amount deposited into escrow, if any, in accordance with the next sentence, an amount equal to the lesser of (i) the Section 8.2 Amount and (ii) the sum of (1) the maximum amount that can be paid to the Payee without causing the Payee to fail to meet the requirements of Sections 856(c)(2) and (3) of the Code determined as if the payment of such amount did not constitute income described in Sections 856(c)(2)(H) or 856(c)(3)(I) of the Code ("Qualifying Income"), as determined by the Payee's independent certified public accountants, plus (2) in the event the Payee receives either (X) a letter from the Payee's counsel indicating that the Payee has received a ruling from the IRS described in Section 8.4(b)(ii) or (B) an opinion from the Payee's outside counsel as described in Section 8.4(b)(ii), an amount equal to the Section 8.2 Amount less the amount payable under clause (1) above. To secure the Payor's obligation to pay these amounts, the Payor shall deposit into escrow an amount in cash equal to the Section 8.2 Amount with an escrow agent selected by the Payor and on such terms (subject to Section 8.4(b)) as shall be mutually agreed upon by the Company, Parent and the escrow agent, provided that in the case where the Payor is the Company and the Payee is Parent, the payment or deposit into escrow shall be at Parent's option. The payment or deposit into escrow of the Section 8.2 Amount pursuant to this Section 8.4(a) shall be made at the time the Payor is obligated to pay the Payee such amount pursuant to Section 8.3 or Section 8.2(b), as applicable, by wire transfer or bank check.

          (b) The escrow agreement shall provide that the Section 8.2 Amount in escrow or any portion thereof shall not be released to the Payee unless the escrow agent receives any one or combination of the following: (i) a letter from the Payee's independent certified public accountants indicating the maximum amount that can be paid by the escrow agent to the Payee without causing the Payee to fail to meet the requirements of Sections 856(c)(2) and (3) of the Code determined as if the payment of such amount did not constitute Qualifying Income or a subsequent letter from the Payee's accountants revising that amount, in which case the escrow agent shall release such amount to the Payee, or (ii) a letter from the Payee's counsel indicating that the Payee received a ruling from the IRS holding that the receipt by the Payee of the Section 8.2 Amount would either constitute Qualifying Income or would be excluded from gross income within the meaning of Sections 856(c)(2) and (3) of the Code (or alternatively, the Payee's outside counsel has rendered a legal opinion to the effect that the receipt by the Payee of the Section 8.2 Amount would either constitute Qualifying Income or would be excluded from gross income within the meaning of Sections 856(c)(2) and (3) of the Code), in which case the escrow agent shall release the remainder of the Section 8.2 Amount to the Payee. The Payor agrees to amend this Section 8.4 at the reasonable request of the Payee in order to (x) maximize the portion of the Section 8.2 Amount that may be distributed to the Payee hereunder without causing the Payee to fail to meet the requirements of Sections 856(c)(2) and (3) of the Code, (y) improve the Payee's chances of securing a favorable ruling described in this Section 8.4(b) or (z) assist the Payee in obtaining a favorable legal opinion from its outside counsel as described in this Section 8.4(b). The escrow agreement shall also provide that any portion of the Section 8.2 Amount held in escrow for five years shall be released by the escrow agent to the Payor. The Payor shall not be a party to such escrow agreement and shall not bear any cost of or have liability resulting from the escrow agreement.

     8.5 Amendment. This Agreement may be amended by the parties hereto by an instrument in writing signed on behalf of each of the parties hereto at any time before or after any approval hereof by holders of the Company Common Shares; provided, however, that after any such approval, no amendment shall be made which by Law requires further approval by such shareholders without obtaining such approval.

     8.6 Extension; Waiver. At any time prior to the Closing Date, the parties hereto may, to the extent legally allowed, (a) extend the time for the performance of any of the obligations or other acts of the other parties hereto,
(b) waive any inaccuracies in the representations and warranties of the other parties contained herein or in any document delivered pursuant hereto and (c) waive compliance by the other parties with any of the agreements or conditions contained herein. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in a written instrument signed on behalf of the party against which such waiver or extension is to be enforced. Except as so waived, no action taken or omitted to be taken pursuant to this Agreement, including, without limitation, any investigation by or on behalf of any party, shall be deemed to constitute a waiver by the party taking such action of compliance with any representations, warranties, covenants or agreements contained in this Agreement. The waiver by any party hereto of a breach of any provision hereunder shall not operate or be construed as a waiver of any prior or subsequent breach of the same or any other provision hereunder.

                                   ARTICLE IX

                               GENERAL PROVISIONS

     9.1 Notices. All notices and other communications given or made pursuant hereto shall be in writing and shall be deemed to have been duly given or made as of the date delivered or sent if delivered personally or sent by facsimile (providing confirmation of transmission) or sent by prepaid overnight carrier (providing proof of delivery) to the parties at the following addresses or facsimile numbers (or at such other addresses or facsimile numbers as shall be specified by the parties by like notice):

          (a)  if to Parent, Merger Sub or Merger Partnership:

               c/o DRA Advisors LLC
               220 East 42nd Street (27th Floor)
               New York, NY 10017
               Attention: Brian T. Summers
                          Jean Marie Apruzzese
               Facsimile: (212) 697-7404
               with a copy (for informational purposes only) to:

               Blank Rome LLP
               The Chrysler Building
               405 Lexington Avenue
               New York, NY 10174
               Attention: Martin Luskin, Esq.
                          Emanuel Adler, Esq.
               Facsimile: (917) 332-3714
                          (212) 885-5001

          (b)  if to the Company or the Partnership:

               Capital Automotive REIT
               8270 Greensboro Drive, Suite 950
               McLean, VA 22102
               Attention: Chief Executive Officer
               Facsimile: (703) 288-3375

               or

               Capital Automotive L.P.
               8270 Greensboro Drive, Suite 950
               McLean, VA 22102
               Attention: Chief Executive Officer
               Facsimile: (703) 288-3375

               with a copy (for informational purposes only) to:

               Latham & Watkins LLP
               885 Third Avenue, Suite 1000
               New York, NY 10022-4834
               Attention: R. Ronald Hopkinson, Esq.
               Facsimile: (212) 751-4864

               and

               Latham & Watkins LLP
               12636 High Bluff Drive, Suite 400
               San Diego, CA 92130-2071
               Attention: Craig M. Garner, Esq.
               Facsimile: (858) 523-5450

     9.2 Certain Definitions. For purposes of this Agreement, the term:

     "ACQUISITION PROPOSAL" shall mean any inquiry, offer or proposal regarding any (a) merger, consolidation or similar business combination transaction involving the Company, the Partnership or any Significant Subsidiary of the Company (as defined in Rule 1-02 of Regulation S-X, but substituting 30% for the references to 10% therein), (b) sale or other disposition, directly or indirectly (including by way of merger, consolidation, share exchange or any similar transaction), of any assets of the Company or its Subsidiaries representing 30% or more of the consolidated assets of the Company and its Subsidiaries, (c) issue, sale or other disposition of (including by way of merger, consolidation, share exchange or any similar transaction) securities (or options, rights or warrants to purchase, or securities convertible into, such securities) representing 30% or more of the votes associated with the outstanding securities of the Company, (d) tender offer or exchange offer in which any Person or "group" (as such term is defined under the Exchange Act) shall acquire beneficial ownership (as such term is defined in Rule 13d-3 under the Exchange Act), or the right to acquire beneficial ownership, of 30% or more of the outstanding Company Common Shares, (e) recapitalization, restructuring, liquidation, dissolution, or other similar type of transaction with respect to the Company or (f) transaction which is similar in form, substance or purpose to any of the foregoing transactions; provided, however, that the term "Acquisition Proposal" shall not include the Mergers or the other transactions contemplated by this Agreement.

     "BUSINESS DAY" shall mean any day other than (a) a Saturday or Sunday or
(b) a day on which banking and savings and loan institutions are authorized or required by law to be closed.

     "CODE" means the Internal Revenue Code of 1986, as amended.

     "DISPUTE" means in respect of any Person, any suit, claim, action, proceeding or investigation against such Person or any of its subsidiaries or any of its or their respective properties or assets.

     "ERISA AFFILIATE" means any trade or business that is considered a single employer together with the Company under ERISA Section 4001(b) or part of the same "controlled group" with the Company for purposes of ERISA Section 302(d)(8)(C).

     "HSR ACT" means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations thereunder.

     "MATERIAL ADVERSE EFFECT" means, when used in connection with the Company or Parent, as the case may be, any change, effect or circumstance that materially and adversely affects the business, properties, assets, financial condition or results of operations of, as the case may be, the Company and its Subsidiaries or Parent and its Subsidiaries, in each case taken as a whole, including, without limitation, the filing of any bankruptcy, insolvency or similar proceeding by or against any of the tenants of the Company or its Subsidiaries listed in Section 9.2 of the Company Disclosure Schedule, but excluding any changes, effects or circumstances arising from (A) conditions in, or events affecting, the United States or global economy or capital or financial markets generally, including changes in interest or exchange rates, (B) changes in Laws or GAAP, (C) general changes in conditions (including changes in legal, regulatory, political, economic or business conditions) in or otherwise affecting automotive real estate properties generally, unless such changes have a materially disproportionate effect, relative to other industry participants, on the Company and its Subsidiaries or Parent and its Subsidiaries, each taken as a whole, as the case may be, but do not have a substantially comparable effect on the Company and Parent and their respective Subsidiaries, in each case taken as a whole, (D) this Agreement, the negotiation, execution, announcement or performance hereof and the Mergers and the transactions contemplated by this Agreement and the Mergers, including any claim or litigation relating thereto or the impact thereof on relationships, contractual or otherwise, with tenants, lenders, partners, suppliers or employees, (E) acts of war, sabotage or terrorism, or any escalation or worsening of any such acts of war, sabotage or terrorism threatened or underway as of the date of this Agreement, (F) earthquakes, hurricanes or other natural disasters or (G) any decline in the market price, or change in the trading volume, of the capital stock of the Company or any failure by the Company to meet internal or publicly announced revenue or earnings projections.

     "PERSON" means an individual, corporation, limited liability company, partnership, association, trust, unincorporated organization, other entity or group (as defined in Section 13(d) of the Exchange Act).

     "SEC" means the Securities and Exchange Commission.

     "SUBSIDIARY" means any corporation more than 50% of whose outstanding voting securities, or any partnership, limited liability company, joint venture or other entity more than 50% of whose total equity interest, is directly or indirectly owned by Parent or the Company, as the case may be. Without limiting the generality of the foregoing, the Partnership is a Subsidiary of the Company for purposes of this Agreement.

     "SUPERIOR PROPOSAL" means a bona fide written Acquisition Proposal which the Company Board determines in good faith, after consultation with its financial advisors, is reasonably likely to be consummated and will be more favorable to holders of the Company Common Shares than the REIT Merger (taking into account all of the terms and conditions of such Acquisition Proposal, including the financial terms, any conditions to consummation and the likelihood of such Acquisition Proposal being consummated). For purposes of this definition, the term "Acquisition Proposal" shall have the meaning set forth in the above definition of Acquisition Proposal, except that all references to 30% shall be deemed references to 50%.

     9.3 Terms Defined Elsewhere. The following terms are defined elsewhere in this Agreement, as indicated below:

"AGREEMENT"                             Preamble
"AFFILIATE"                             Section 3.20
"ARTICLES OF MERGER"                    Section 1.3
"BREAK-UP FEE"                          Section 8.2(b)
"CASH-OUT LIMITED PARTNER"              Recitals
"CERCLA"                                Section 3.14

"CERTIFICATE"                           Section 2.3(b)
"CLAIM"                                 Section 6.5(b)
"CLOSING"                               Section 1.4
"CLOSING DATE"                          Section 1.4
"COBRA"                                 Section 3.12(f)
"COMMITMENT"                            Section 3.6
"COMPANY"                               Preamble
"COMPANY BOARD"                         Recitals
"COMPANY BYLAWS"                        Section 3.1(f)
"COMPANY COMMON SHARE"                  Section 2.1(b)
"COMPANY COMMON SHARE MERGER            Section 2.1(b)
CONSIDERATION"
"COMPANY DISCLOSURE SCHEDULE"           Article III
"COMPANY DECLARATION OF TRUST"          Section 3.1(a)
"COMPANY EMPLOYEES"                     Section 6.8(a)
"COMPANY EMPLOYEE BENEFIT PLAN"         Section 3.12(a)
"COMPANY ENVIRONMENTAL PERMITS"         Section 3.14
"COMPANY MATERIAL CONTRACTS"            Section 3.16(a)
"COMPANY PERMITS"                       Section 3.10
"COMPANY PROPERTY"                      Section 3.11(a)
"COMPANY RECOMMENDATION"                Section 6.1(c)
"COMPANY SEC REPORTS"                   Section 3.4
"COMPANY SERIES A PREFERRED SHARES"     Section 2.1(e)
"COMPANY SERIES B PREFERRED SHARES"     Section 2.1(e)
"COMPANY SHARE OPTION"                  Section 2.1(f)
"COMPANY SHARE OPTION PLAN"             Section 2.1(f)
"COMPANY SHAREHOLDER APPROVAL"          Section 3.3(b)
"COMPANY SHAREHOLDERS MEETING"          Section 6.1(c)
"COMPANY SHARES"                        Section 2.1(e)
"COMPANY STOCK RIGHTS"                  Section 3.2(c)
"COMPANY LEASES"                        Section 3.11(f)
"COMPANY TITLE INSURANCE POLICY"        Section 3.11(c)
"CONFIDENTIALITY AGREEMENT"             Section 6.6(b)
"CONVERTIBLE NOTES"                     Section 3.2(a)
"CORPORATE BUDGET"                      Section 5.1
"DEFERRED RESTRICTED SHARES"            Section 2.1(g)

"DROP DEAD DATE"                        Section 8.1(b)
"DRULPA"                                Recitals
"DSOS"                                  Section 1.3(b)
"ELECTING LIMITED PARTNER"              Recitals
"EMPLOYEE BENEFIT PLAN"                 Section 6.8(a)
"ENVIRONMENTAL CLAIMS"                  Section 3.14
"ENVIRONMENTAL LAWS"                    Section 3.14
"ERISA"                                 Section 3.12(a)
"EXCHANGE ACT"                          Section 3.2(h)
"EXCHANGE FUND"                         Section 2.3(a)
"EXCLUDED SHARES"                       Section 2.1(c)
"FEE SHARES"                            Section 2.1(g)
"GAAP"                                  Section 3.4
"GOVERNMENTAL ENTITY"                   Section 3.7
"GROUND LEASE"                          Section 3.11(h)
"HAZARDOUS MATERIAL"                    Section 3.14
"IDENTIFIED COMPANY PROPERTIES"         Section 6.12(a)
"INDEMNIFIED PARTY"                     Section 6.5(a)
"INTERIM PERIOD"                        Section 5.1
"IRS"                                   Section 3.12(b)
"LAWS"                                  Section 3.7
"LENDING CONTRACTS"                     Section 3.16(c)
"LIEN"                                  Section 3.1(e)
"LP MINORITY UNITS"                     Section 2.2(a)
"MARYLAND REIT LAW"                     Recitals
"MEMBERSHIP INTEREST ELECTION"          Section 2.2(a)
"MERGERS"                               Recitals
"MERGER CONSIDERATION"                  Section 2.1(f)
"MERGER PARTNERSHIP"                    Preamble
"MERGER SUB"                            Preamble
"MINORITY LIMITED PARTNERS"             Recitals
"MULTIEMPLOYER PLAN"                    Section 3.12(a)
"NEW YORK COURTS"                       Section 9.9
"OP LP LLC"                             Recitals
"OP LP LLC MEMBERSHIP INTERESTS"        Recitals

"OPTION MERGER CONSIDERATION"           Section 2.1(f)
"OTHER FILINGS"                         Section 6.2
"PARENT"                                Preamble
"PARTICIPATION AGREEMENT"               Section 3.11(n)
"PARTICIPATION INTEREST"                Section 3.11(n)
"PARTICIPATION PARTY"                   Section 3.11(n)
"PARTNERSHIP"                           Recitals
"PARTNERSHIP AGREEMENT"                 Section 3.2(a)
"PARTNERSHIP APPROVAL"                  Section 3.3(c)
"PARTNERSHIP COMMON UNITS"              Recitals
"PARTNERSHIP MERGER CERTIFICATE"        Section 1.3(b)
"PARTNERSHIP MERGER CONSIDERATION"      Section 2.2(a)
"PARTNERSHIP MERGER EFFECTIVE TIME"     Section 3.1
"PARTNERSHIP MERGER"                    Recitals
"PARTNERSHIP PREFERRED UNITS"           Recitals
"PARTNERSHIP UNITS"                     Recitals
"PAYEE"                                 Section 8.4(a)
"PAYING AGENT"                          Section 2.3(a)
"PAYOR"                                 Section 8.4(a)
"PCB"                                   Section 3.14
"PERMITTED LIENS"                       Section 3.11(a)
"PHANTOM PLAN"                          Section 2.1(g)
"PHANTOM SHARES"                        Section 2.1(g)
"PROPERTY RESTRICTIONS"                 Section 3.11(a)
"PROXY STATEMENT"                       Section 6.1(a)
"QUALIFYING INCOME"                     Section 8.4(a)
"REIMBURSEMENT AGREEMENTS"              Section 3.11(k)
"REIT"                                  Section 3.15(b)
"REIT MERGER"                           Recitals
"REIT MERGER EFFECTIVE TIME"            Section 1.3
"REPORTABLE TRANSACTIONS"               Section 3.15(m)
"RESTRICTED SHARES"                     Section 2.1(g)
"S-O ACT"                               Section 3.4
"SDAT"                                  Section 1.3
"SECTION 8.2 AMOUNT"                    Section 8.4(a)

"SECURITIES ACT"                        Section 3.4
"SURVIVING PARTNERSHIP"                 Section 1.1(b)
"SURVIVING PARTNERSHIP AGREEMENT"       Section 1.2(e)
"SURVIVING REIT"                        Section 1.1(a)
"SURVIVING REIT BYLAWS"                 Section 1.2(c)
"SURVIVING REIT DECLARATION OF TRUST"   Section 1.2(b)
"TAKEOVER STATUTES"                     Section 3.19
"TAX" AND "TAXES"                       Section 3.15(m)
"TAX PROTECTION AGREEMENTS"             Section 3.15(n)
"TAX RETURNS"                           Section 3.15(m)
"TRANSACTION COSTS"                     Section 6.12(a)
"TRUSTEES DEFERRED COMPENSATION PLAN"   Section 2.1(g)
"THIRD PARTY"                           Section 3.11(l)
"WARN"                                  Section 3.12(e)

     9.4 Interpretation. The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Wherever used herein, a pronoun in the masculine gender shall be considered as including the feminine gender unless the context clearly indicates otherwise and the word "including" shall mean "including without limitation."

     9.5 Non-Survival of Representations, Warranties, Covenants and Agreements. Except for Articles I and II, Sections 6.5, 6.8, 6.9 and 6.12 and any covenant or agreement of the parties which by its terms contemplates performance after the Closing Date (a) none of the representations, warranties, covenants and agreements contained in this Agreement or in any instrument delivered pursuant to this Agreement shall survive the Closing Date and (b) thereafter there shall be no liability on the part of any of Parent, Merger Sub, the Company, Partnership or Merger Partnership or any of their respective officers, trustees, directors, stockholders or shareholders in respect thereof. Except as expressly set forth in this Agreement, there are no representations or warranties of any party hereto, express or implied.

     9.6 Miscellaneous. This Agreement (a) constitutes, together with the Confidentiality Agreement and the Company Disclosure Schedule, the entire agreement and supersedes all of the prior agreements and understandings, both written and oral, among the parties, or any of them, with respect to the subject matter hereof, (b) shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns and is not intended to confer upon any other Person (except as set forth below) any rights or remedies hereunder and (c) may be executed in two or more counterparts which together shall constitute a single agreement. The parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in the federal and state courts located in New York, this being in addition to any other remedy to which they are entitled at law or in equity.

     9.7 Assignment; Benefit. Except as expressly permitted by the terms hereof, neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto without the prior written consent of the other parties; provided that either Parent or Merger Sub may assign its rights and interests hereunder, upon three (3) Business Days prior written notice to the Company, to any entity at least 75% owned, directly or indirectly, by Parent or Guarantor; provided, further, that no assignment by Parent shall be made to an entity if such entity's being a party to this Agreement will adversely affect the ability of the Company and the Partnership to consummate the Mergers. Notwithstanding anything contained in this Agreement to the contrary (except for the provisions of Sections 6.5 and 6.8 hereof which shall inure to the benefit of the Persons or entities benefiting therefrom who are expressly intended to be third-party beneficiaries thereof and who may enforce the covenants contained therein), nothing in this Agreement, expressed or implied, is intended to confer on any Person other than the parties hereto or their respective heirs, successors, executors, administrators and assigns any rights, remedies, obligations or liabilities under or by reason of this Agreement.

     9.8 Severability. If any provision of this Agreement, or the application thereof to any Person or circumstance is held invalid or unenforceable, the remainder of this Agreement, and the application of such provision to other Persons or circumstances, shall not be affected thereby, and to such end, the provisions of this Agreement are agreed to be severable.

     9.9 Choice of Law/Consent to Jurisdiction.

          (a) All disputes, claims or controversies arising out of or relating to this Agreement, or the negotiation, validity or performance of this Agreement, or the transactions contemplated hereby shall be governed by and construed in accordance with the laws of the State of New York, except to the extent that the Maryland REIT Law shall apply, in each case without regard to its rules of conflict of laws.

Each of the Company, Parent and Merger Sub hereby irrevocably and unconditionally consents to submit to the sole and exclusive jurisdiction of the courts of the State of New York located in New York County, or the federal courts of the United States located in New York County ("New York Courts") for any litigation arising out of or relating to this Agreement, or the negotiation, validity or performance of this Agreement, or the transactions contemplated hereby (and agrees not to commence any litigation relating thereto except in such courts), waives any objection to the laying of venue of any such litigation in the New York Courts and agrees not to plead or claim in any New York Court that such litigation brought therein has been brought in any inconvenient forum.

     9.10 Counterparts. This Agreement may be executed in counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other party. Facsimile transmission of any signed original document shall be deemed the same as delivery of an original. At the request of any party, the parties will confirm facsimile transmission by signing a duplicate original document.

     IN WITNESS WHEREOF, the parties have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

FLAG FUND V LLC


By: DRA G&I Fund V Real Estate
    Investment Trust, Member


By:  /s/ Brian T. Summers
    ---------------------------------
Name: Brian T. Summers
Title: Vice President


CA ACQUISITION REIT


By:   /s/ Brian T. Summers
    ---------------------------------
Name: Brian T. Summers
Title: Trustee


CAPITAL AUTOMOTIVE REIT


By:    /s/ Thomas D. Eckert
    ---------------------------------
Name:  Thomas D. Eckert
      -------------------------------
Title: President and Chief Executive Officer
       ------------------------------


CALP MERGER L.P.


By: Flag Fund V LLC, its general
    partner


By: DRA G&I Fund V Real Estate
    Investment Trust, Member


By:  /s/ Brian T. Summers
    ---------------------------------
Name: Brian T. Summers
Title: Vice President


CAPITAL AUTOMOTIVE L.P.


By: Capital Automotive REIT, its
    general partner


By:    /s/ Thomas D. Eckert
    ---------------------------------
Name:  Thomas D. Eckert
      -------------------------------
Title: President and Chief Executive Officer
       ------------------------------